Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

LANDSEA HOMES CORPORATION,

Landsea Homes of Florida LLC,

THE SELLERS,

THE SAM SELLER MEMBERS

and

THE OROSZ PRINCIPALS

Dated as of JANUARY 18, 2022

Article 1 PURCHASE AND SALE OF THE INTERESTS; CLOSING		1
1.1	Closing	1
1.2	Purchase and Sale of the Interests	2
1.3	Payments at Closing	2
1.4	Purchase Price Adjustment.	2
1.5	Withholding	4
1.6	Excluded Assets	4
Article 2 REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS		5
2.1	Power and Authorization; Enforceability	5
2.2	No Violation or Conflict; Consents	5
2.3	Ownership	6
2.4	Legal Proceedings; Judgments	6
2.5	Brokers	7
Article 3 REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		7
3.1	Organization and Good Standing	7
3.2	Power and Authorization; Enforceability	7
3.3	No Violation or Conflict; Consents	8
3.4	Capitalization and Related Matters	8
3.5	Subsidiaries; Investments	9
3.6	Compliance with Laws	10
3.7	Litigation	11
3.8	Financial Statements	11
3.9	Liabilities	13
3.10	Absence of Certain Changes and Events	13
3.11	Property	15
3.12	Material Contracts	20
3.13	Insurance; Warranty Coverage	23
3.14	Permits	24
3.15	Intellectual Property	24
3.16	Employees	25
3.17	Employee Benefits	26

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3.18	Environmental Matters	29
3.19	Tax Matters	30
3.20	Related Party Transactions	35
3.21	Business Collateral	35
3.22	Personal Property	35
3.23	Brokers	36
3.24	Exclusivity of Representations	36
Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER		36
4.1	Organization and Good Standing	36
4.2	Power and Authorization; Enforceability	36
4.3	No Violation or Conflict	37
4.4	Brokers	37
4.5	Investment	37
4.6	Available Funds	37
4.7	No Other Representations or Warranties	37
Article 5 CERTAIN COVENANTS OF THE PARTIES		37
5.1	Further Assurances	37
5.2	[Intentionally Omitted]	38
5.3	Public Announcements	38
5.4	Tax Matters	38
5.5	[Intentionally Omitted]	41
5.6	Cooperation with Purchaser’s Auditors and SEC Filing Requirements	41
5.7	[Intentionally Omitted]	42
5.8	Non-Compete / Non-Solicitation	42
5.9	Regulatory Matters	44
5.10	Cooperation with Title Insurance	45
5.11	Further Actions	45
5.12	Support Obligations	45
5.13	Waiver of Conflicts; Privilege	46
5.14	Access to Company Records	46
Article 6 CLOSING DELIVERABLES		47
6.1	Sellers’ Closing Deliverables	47
6.2	Buyer’s Closing Deliverables	48

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Article 7 INDEMNIFICATION		48
7.1	Indemnification by the Sellers and the SAM Seller Members	48
7.2	Indemnification by Buyer and Parent	50
7.3	Claims	51
7.4	Survival	53
7.5	Certain Limitations on Indemnification	54
7.6	Certain Other Restrictions on Indemnification	55
7.7	Calculation and Mitigation of Losses	55
7.8	Manner of Payment	57
7.9	Landbank Transaction	57
7.10	Special Rule for Fraud	58
7.11	Exclusive Remedy	59
7.12	No Recourse	59
7.13	Orosz Principals Indemnities and Limitations on Liability	59
Article 8 [INTENTIONALLY OMITTED]		60
Article 9 MISCELLANEOUS		60
9.1	Fees and Expenses	60
9.2	Notices	60
9.3	Assignment and Benefit	61
9.4	Amendment, Modification and Waiver	62
9.5	Interpretation	62
9.6	Governing Law	62
9.7	Waiver of Jury Trial	63
9.8	Consent to Jurisdiction	63
9.9	Section Headings	64
9.10	Severability	64
9.11	Counterparts; Third-Party Beneficiaries	64
9.12	Entire Agreement	64
9.13	Disclosure Schedules	64
9.14	Specific Performance	65
9.15	Development Considerations Regarding Kentucky Square	65

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Schedules

A – Sellers

B – SAM Seller Members

Exhibits

A – Definitions

B – Interests

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of January 18, 2022, by and among Landsea Homes Corporation, a Delaware corporation (“Parent”), Landsea Homes of Florida LLC, a Delaware limited liability company (“Buyer”), the entities identified on Schedule A (each a “Seller” and, collectively, the “Sellers”), the entities identified on Schedule B (each, a “SAM Seller Member” and, collectively, the “SAM Seller Members”), and Stephen W. Orosz, Andrew J. Orosz, and J. Matthew Orosz (each, an “Orosz Principal” and, collectively, the “Orosz Principals”). Parent, Buyer, and each of the Sellers are each referred to in this Agreement individually as a “Party” and collectively as the “Parties.” The Parties agree that capitalized terms used in this Agreement shall have the meaning set forth herein, as further set forth or referenced to in Exhibit A attached hereto.

BACKGROUND

A.	Each Seller owns the percentage of the membership interests (collectively, the “Interests”) of Hanover Family Builders, LLC, a Florida limited liability company (the “Company”), indicated on Exhibit B attached hereto, which collectively constitutes all of the issued and outstanding equity interests of the Company.

B.	On the terms and subject to the conditions set forth in this Agreement and in exchange for the consideration set forth in Section 1.3, Buyer desires to purchase from Sellers, and Sellers desire to sell, assign, convey and deliver to Buyer all of Sellers’ right, title and interest in and to the issued and outstanding Interests, after which the Company shall become a wholly owned Subsidiary of Buyer (the “Transaction”).

C.	[Intentionally omitted.]

D.	Consistent with Revenue Ruling 99-6, Situation 2, the Parties hereto agree to treat, for United States federal and other applicable income Tax purposes, the sale by Sellers of the Interests to Buyer as follows: (a) as to the Sellers, as a sale of the Interests by the Sellers to Buyer governed by Section 741 of the Code; (b) as to Buyer, as if the Company had distributed its assets in liquidation of the Company to the Sellers, and as if the Sellers had sold to Buyer such assets received from the Company.

AGREEMENT

In consideration of the mutual covenants, conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

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Article 1
PURCHASE AND SALE OF THE INTERESTS; CLOSING

1.1	Closing. The consummation of the Transaction (the “Closing”) shall take place electronically through an e-mail exchange of fully executed copies of this Agreement and the Transaction Documents, on the date hereof (the “Closing Date”).

1.2	Purchase and Sale of the Interests. On the terms and subject to the conditions set forth in this Agreement each Seller hereby sells, assigns, conveys, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from such Seller, all right, title and interest in and to all of the Interests held by such Seller, free and clear of all Liens (other than restrictions on sales of securities under the Securities Act), in exchange for such Seller’s Pro Rata Portion of the Estimated Closing Date Purchase Price, subject to the terms and adjustments described in this Article 1.

1.3	Payments at Closing. Buyer agrees to pay, or cause to be paid, to each Seller such Seller’s Pro Rata Portion of the Estimated Closing Date Purchase Price by wire transfer of immediately available funds, in each case, to each Seller to the account or accounts designated in writing by such Seller.

1.4	Purchase Price Adjustment.

1.4.1	Estimated Closing Statement. Section 1.4.1 of the Company Disclosure Schedule contains a statement (the “Estimated Closing Statement”), jointly prepared by Sellers and Buyer, reflecting such parties’ calculation of the Estimated Closing Date Purchase Price, including (i) good-faith estimate of each component of the Transaction Expenses as of the Closing Date (the “Estimated Closing Transaction Expenses”) and (ii) the aggregate amount to be paid to each Seller at Closing in accordance with Section 1.2 hereof.

1.4.2	Closing Statement. As promptly as practicable, but no later than 90 days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers a written statement (the “Closing Statement”) setting forth (i) Buyer’s good-faith calculations of each component of the Transaction Expenses of the Company as of the Closing Date (the “Closing Transaction Expenses”), (ii) Buyer’s good-faith estimate of the amount of Closing Working Capital, which shall be calculated in a manner materially consistent with the methodologies used in the calculations used to generate the Target Working Capital as set forth on Section 1.4.2 of the Company Disclosure Schedule and (iii) the Closing Date Purchase Price. As to any amounts which differ from those provided by Sellers, Buyer shall provide the reasons supporting Buyer’s revisions to the amounts provided by Sellers.

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1.4.3	Statement Dispute Notice and Resolution Period. If either Seller disagrees with the calculations set forth in the Closing Statement delivered by Buyer pursuant to Section 1.4.2, Sellers may, within thirty (30) days after receipt of the Closing Statement, deliver a written notice to Buyer (a “Statement Dispute Notice”) specifying in reasonable detail each item or amount (including such items or amounts on the Closing Statement impacted thereby) that Sellers dispute (the “Disputed Items”), the amount in dispute for each Disputed Item and the reasons supporting Sellers’ positions, provided that neither Buyer nor Sellers shall be entitled to contest the Base Purchase Price or the Target Working Capital. Sellers will be deemed to have agreed with all items and amounts contained in the Closing Statement that are not Disputed Items. If Sellers fail to deliver a Statement Dispute Notice within such thirty (30)-day period, Buyer’s calculation of the Closing Working Capital or the Closing Transaction Expenses will be deemed accepted by Sellers and will be final, conclusive and binding on the Parties. If a Statement Dispute Notice is duly delivered pursuant to this Section 1.4.3, Buyer and Sellers will, during the thirty (30) days following such delivery (the “Resolution Period”), use commercially reasonable efforts to reach agreement on the Disputed Items, and if Buyer and Sellers are able to reach an agreement, Buyer will promptly revise the Closing Statement to reflect such agreement and the same will then be deemed the Closing Statement. To the extent not set forth in the Dispute Notice, the Sellers shall be deemed to have agreed with Buyer’s calculation of all other Disputed Items contained in the Closing Statement.

1.4.4	Independent Accounting Firm. If, upon the conclusion of the Resolution Period, or any mutually-agreed upon extension of the Resolution Period, Buyer and Sellers are unable to reach agreement on all of the Disputed Items, they will jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accounting Firm for resolution in accordance with the terms of this Section 1.4.4. The Independent Accounting Firm (i) will make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.4.4, (ii) will use the definitions set forth in this Agreement with no consideration given to any modification of such definitions, (iii) will be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement and (iv) will make a determination of the Unresolved Items within the range of values established for such Unresolved Items pursuant to Section 1.4.3. Each Party will provide the other Party with a copy of all materials provided to, and communications with, the Independent Accounting Firm and no Party (or any of its Affiliates or Representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Unresolved Items. The Independent Accounting Firm may review the books and records of the Company to the extent necessary to obtain an understanding of the positions of Buyer and Sellers. The Independent Accounting Firm will deliver to Buyer and Sellers no later than thirty (30) days after its engagement, a written report setting forth (a) its determination of the values of the Unresolved Items and (b) the justifications for such determination. Such determination of the Independent Accounting Firm will be final, conclusive and binding upon Buyer and Sellers (absent fraud or manifest error) and Buyer will promptly revise the Closing Statement to reflect the Independent Accounting Firm’s calculations for the Unresolved Items upon receipt of such report including each component of the Closing Transaction Expenses and Closing Working Capital and such revised Closing Statement and each component part shall be deemed the Closing Statement for all purposes hereunder. The fees and expenses of the Independent Accounting Firm will be borne pro rata as between Buyer, on the one hand, and Sellers, on the other hand, based upon the proportionate deviation of the respective adjustments for the Unresolved Items proposed by Buyer and Sellers, as set forth in the Closing Statement in the case of Buyer and the Statement Dispute Notice in the case of Sellers, from the determination of the final adjustment for the Unresolved Items made by the Independent Accounting Firm. The date on which the Closing Transaction Expenses are finally determined in accordance with this Section 1.4 is referred to as the “Determination Date.”

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1.4.5	Adjustment to Purchase Price. The “Adjustment Amount” means an amount equal to (a) the Closing Date Purchase Price (as finally agreed upon or determined pursuant to this Section 1.4), less (b) the Estimated Closing Date Purchase Price. If the Adjustment Amount is a positive amount, then promptly, and in any event within five (5) Business Days following the Determination Date, Buyer will pay or cause to be paid to Sellers, by wire transfer of immediately available funds to the account or accounts designated in writing by such Seller, each Seller’s Pro Rata Portion of the Adjustment Amount. If the Adjustment Amount is a negative amount (the absolute value of such amount, the “Shortfall Amount”), then promptly, and in any event within five (5) Business Days following the Determination Date, each Seller will pay or cause to be paid to Buyer, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer, each Seller’s Pro Rata Portion of the Shortfall Amount. Any payment of an Adjustment Amount shall be treated as an adjustment to the Closing Date Purchase Price for all Tax purposes unless otherwise required by applicable Law.

1.5	Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer, the Company and any Company Subsidiary (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Law with respect to the making of such payment) with respect to such payment. Such withholding party shall timely remit such deduction or withholding to the appropriate Governmental Authority. To the extent that amounts are so deducted and withheld and remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made; provided, however, that the parties shall reasonably cooperate to minimize any such withholding taxes.

1.6	Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets of the Sellers (collectively, the “Excluded Assets”) are excluded from the Transaction, and will remain the property of the Sellers after the Closing:

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1.6.1	all Tax refunds with respect to the Company for taxable periods ending on or prior to the Closing Date, including, without limitation, all employee retention tax credits and Energy Tax Credits under Section 45L of the Code for all closed home sales before the Closing Date;

1.6.2	all refunds in respect of bond fees paid by any Seller, SAM Seller Member, or their Related Parties prior to the Closing and all surety, letter of credit, or performance bond or similar ancillary obligation or amount issued for the account of the Seller in connection with the Insured Bonds;

1.6.3	any rights held by the Sellers to use the name “Hanover”, except as used by the Company or in the Business as of the Closing Date (which the Company may continue to use after the Closing Date);

1.6.4	any rights held by the Sellers to use the “three trees” logo as depicted on the primary logo for the Company, except as used by the Company or in the Business as of the Closing Date (which the Company may continue to use after the Closing Date); and

1.6.5	(i) the equity interests in the following entities (and corresponding interest in the assets and liabilities thereof) that are being transferred by the Company to a separate entity controlled by Sellers prior to Closing: (a) HFB Bargrove, LLC, with respect to the Bargrove community (Orange County), (b) HFB Legacy Landings LLC with respect to the Legacy Landings community (Polk County), and (c) HFB Lake Lincoln, LLC with respect to the Lake Lincoln community (Lake County), and (ii) the fifty-eight (58) lots in the Celery Oaks community (Seminole County) previously held by HFB Celery Avenue, LLC that are being transferred to SAM Edge LB Fund I, LLC in connection with the Landbank Transaction (collectively, the “Transferred Projects”).

Article 2
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Except as disclosed in the Company Disclosure Schedule, (A) Edge Creek Seller represents and warrants severally solely as to Edge Creek Seller, and (B) SAM Seller and the SAM Seller Members, severally and jointly represent, as to all Sellers, each as of the date of this Agreement, to Buyer as follows:

2.1	Power and Authorization; Enforceability. The applicable Seller has all requisite right, power and authority to execute and deliver this Agreement and the other Transaction Documents, if any, to which such Seller or such Seller’s Affiliates is, or is specified to be, a party (collectively, the “Seller Transaction Documents”), to perform its obligations under this Agreement and under the Seller Transaction Documents and to carry out the Transaction. All necessary action has been taken by such Seller to authorize the execution, delivery and performance by it of this Agreement and each other Seller Transaction Document to which such Seller is a Party. Such Seller has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document. Assuming that this Agreement and each of the other Seller Transaction Documents are valid and binding obligations of each of the other Parties hereto and thereto, this Agreement is, and each other Seller Transaction Document, when duly executed and delivered at or prior to the Closing by such Seller will be, the legal, valid and binding obligation of the Seller, enforceable against such Seller in accordance with its respective terms, except as the enforceability of such obligations may be limited by the Enforceability Exceptions.

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2.2	No Violation or Conflict; Consents. Neither the execution, delivery or performance by such Seller of this Agreement and the other Seller Transaction Documents, nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

2.2.1	contravene, conflict with or result in a violation or breach of (a) to the extent applicable, the organizational documents of such Seller or (b) any (i) Judgments or (ii) Laws, in each case, binding upon or applicable to such Seller or any of its respective Affiliates or by which it or any of its respective properties or assets are bound;

2.2.2	contravene, conflict with, result in a violation or breach of, constitute a default under, or give a right to terminate, any material Contract or Permit to which such Seller is a party or by which it or any of its respective properties or assets are bound;

2.2.3	result in the creation or imposition of any Lien upon any of the assets of such Seller, other than Permitted Liens;

2.2.4	cause a material adverse modification of any Governmental Authorization used or held by each Seller or any of its respective Affiliates; or

2.2.5	require any consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority.

except, in each case, where failure of any of the above would not, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of the applicable Seller to consummate the Transaction.

2.3	Ownership. Such Seller is the lawful record and beneficial owner of all of the Interests of the Company listed opposite such Seller’s name on Section 2.3 of the Company Disclosure Schedule free and clear of all Liens and any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws and Liens to be satisfied prior to or on the Closing Date pursuant to this Agreement. Such Seller has all requisite power and authority to sell, transfer, assign and deliver the Interests as provided in this Agreement and the Seller Transaction Documents, and at the Closing, such Seller shall transfer to Buyer good and marketable title to the Interests owned by such Seller, free and clear of all Liens and other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws and Liens to be satisfied prior to or on the Closing Date pursuant to this Agreement. Such Seller has the sole right to vote or direct the voting of their Interests on any matter submitted to a vote of the equity holders of the Company, and such Seller has sole decision-making authority with respect to their Interests in the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other arrangements relating to such Interests.

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2.4	Legal Proceedings; Judgments. Such Seller is not subject to any, nor is there any pending, Proceedings or Judgment against such Seller that (a) relates to the Business of, or any assets owned or used by, the Company or any Company Subsidiary or (b) could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the ability of such Seller to consummate the Transaction or any other transaction contemplated by the Seller Transaction Documents to which such Seller is a party.

2.5	Brokers. Except for Builder Advisor Group, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of such Seller.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as disclosed in the Company Disclosure Schedule, (A) Sellers and the SAM Seller Members, severally and jointly, each represent and warrant with respect to Sections 3.1, 3.2, 3.3.1(a) and (b), 3.3.3, 3.3.5, 3.4, and 3.5, 3.19.3(a), 3.19.4(a), and 3.19.6(a), and (B) SAM Seller and the SAM Seller Members, severally and jointly, each represent and warrant with respect to Sections 3.3.2, 3.3.1(c) 3.3.4, and 3.6 through 3.18, inclusive, 3.19 (other than the Sections described in the immediately preceding clause (A) to which Sellers and the SAM Seller Members are making representations and warranties), and 3.20 through 3.23, inclusive, each as of the date of this Agreement, to Buyer as follows:

3.1	Organization and Good Standing. The Company and each Company Subsidiary are duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of organization or formation and have all requisite corporate, limited liability company or similar power and authority to carry on their business as presently conducted, and to own and lease the assets and properties which they own and lease. Section 3.1 of the Company Disclosure Schedule sets forth each jurisdiction in which the Company and each Company Subsidiary is licensed or qualified to do business. The Company and each Company Subsidiary is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. True, correct and complete copies of the organizational documents of the Company and the Company Subsidiaries currently in effect have been provided to Buyer and reflect all amendments made thereto at any time prior to the Closing Date none of the Company or any Company Subsidiary is in violation of any of the provisions thereof.

3.2	Power and Authorization; Enforceability. The Company and each Company Subsidiary has all requisite right, power and authority to execute and deliver the Transaction Documents to which it is, or is specified to be, a party (collectively, the “Company Transaction Documents”), to perform its obligations under each Company Transaction Document and to consummate the transactions contemplated thereby. All necessary corporate actions have been taken by the Company and each Company Subsidiary to authorize the execution, delivery and performance by the Company of each Company Transaction Document. The Company and each Company Subsidiary, as applicable, at or prior to the Closing, will have duly executed and delivered each Company Transaction Document. Assuming that each of the Company Transaction Documents are valid and binding obligations of each of the other parties to such Company Transaction Documents, each Company Transaction Document, when duly executed and delivered, will be, the legal, valid and binding obligation of the Company or the applicable Company Subsidiary, enforceable against it in accordance with its respective terms, except as enforceability of such obligations may be limited by the Enforceability Exceptions.

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3.3	No Violation or Conflict; Consents. Neither the execution, delivery or performance by the Company, any Company Subsidiary, the SAM Seller Members or the Sellers of this Agreement or the other Company Transaction Documents, nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

3.3.1	contravene, conflict with or result in a violation or breach of, to the extent applicable, (a) the organizational documents of the Company or any Company Subsidiary, (b) any Judgments or (c) Laws, in each case, binding upon or applicable to the Company or any Company Subsidiary or by which they or any of their respective properties or assets are bound;

3.3.2	contravene, conflict with, result in a violation or breach of, constitute a default or give a right to terminate, amend, accelerate, vest or cancel under or create a right of notice or consent or other right (or loss of benefit) with respect to, any Contract or Permit to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets are bound;

3.3.3	result in the creation or imposition of any Lien upon any of the assets of the Company or any Company Subsidiary, other than Permitted Liens;

3.3.4	cause an adverse modification of any Governmental Authorization used by the Company or any Company Subsidiary; or

3.3.5	require any consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority, except for the filing of Florida Department of Revenue Form DR-430 together with the associated form DR-430M incident to the transfer of the beneficial ownership of the Owned Real Property.

except, in each case, for the consents and approvals set forth on Section 3.3 of the Company Disclosure Schedule.

3.4	Capitalization and Related Matters.

3.4.1	Section 3.4.1 of the Company Disclosure Schedule sets forth as of the date hereof, a complete list of the Interests, including a true, correct and complete list of the record holders of the Interests, listing for each Person: (i) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization; and (ii) the percentage of the Company’s membership interests owned by such Person.

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3.4.2	The Interests represent all issued and outstanding equity interests of the Company. All of the issued and outstanding Interests have been duly authorized and validly issued, and are fully paid and non-assessable. Immediately after the Closing, Buyer shall own all of the outstanding Interests, free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws. Other than the Interests, there are no issued, reserved for issuance or outstanding (a) membership interests, shares of capital stock of, or other equity or voting interests in, the Company, (b) securities of the Company convertible into or exchangeable or exercisable for membership interests, shares of capital stock of, or other equity or voting interests in, the Company or containing any profit participation features, or (c) options, warrants, stock appreciation rights, phantom stock, calls, subscriptions or other rights to acquire from the Company or other obligations of the Company to issue or allot, any membership interests, capital stock or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, the Company or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Interests. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Interests. Except as may be set forth in the organizational documents for the Company, there are no agreements with respect to the voting or transfer of the Interests to which the Company, any Company Subsidiary or any Seller is a party. The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any Interests. The Company has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company. No certificate or certificates have been issued representing any of the Interests or any other equity interest in the Company.

3.5	Subsidiaries; Investments.

3.5.1	Section 3.5.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Subsidiaries of the Company (each, a “Company Subsidiary”), including each Company Subsidiary’s (a) legal name, (b) type of business entity, (c) jurisdiction of formation or organization, and (d) the current ownership of all outstanding shares, partnership or membership interests or other ownership interests. Except for the Company Subsidiaries set forth on Section 3.5.1 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest or any right (contingent or otherwise) to acquire the same in any Person.

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3.5.2	All of the membership interests of each Company Subsidiary (“Subsidiary Equity Interests”) have been duly authorized and validly issued, and are fully paid and non-assessable. The Company or one or more Company Subsidiaries owns (beneficially and of record) 100% of the outstanding Subsidiary Equity Interests, and such Subsidiary Equity Interests are free and clear of any Liens and other restrictions on transfer, other than as provided for in the organizational documents of such Company Subsidiaries and other restrictions on transfer arising under applicable federal and state securities Laws. Other than the Subsidiary Equity Interests listed in Section 3.5.2 of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (a) Subsidiary Equity Interests, (b) securities convertible into or exchangeable for Subsidiary Equity Interests or containing any profit participation features or (c) options, warrants, stock appreciation rights, phantom stock, calls, subscriptions or other rights to acquire, or obligations to issue or allot, Subsidiary Equity Interests or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire or retire for value any Subsidiary Equity Interests. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal or registration rights with respect to any security of any Company Subsidiary. There are no agreements with respect to the voting or transfer of any security of any Company Subsidiary. No Company Subsidiary has violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any security of any Company Subsidiary. No Company Subsidiary has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by any Company Subsidiary.

3.6	Compliance with Laws.

3.6.1	Except as set forth in Schedule 3.6.1 of the Company Disclosure Schedule, the Company and each Company Subsidiary conduct their Business in material compliance with all applicable Laws, and Governmental Authorizations and all Real Property is in material compliance with all applicable Laws and Governmental Authorizations. During the three (3) years prior to the date of this Agreement, neither Sellers, the Company nor any Company Subsidiary has received any written communication from any Governmental Authority of any investigation, inquiry or alleged failure to comply with any applicable Laws in any material respect which is pending or remains unresolved. No event has occurred or circumstance exists that could constitute or result in (with or without notice or lapse of time) a material violation of, or failure to comply with, any Law to which the Company or any Company Subsidiary, or any assets owned or used by any of them, is subject. The Company and each Company Subsidiary has filed in a timely manner its limited liability company annual report with the Florida Department of Corporations, and the information contained in each of such filings is true, correct and complete in all material respects.

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3.6.2	The Company and each Company Subsidiary has filed all material reports, notifications and other filings required to be filed with any Governmental Authority pursuant to applicable Law, and has paid all fees and assessments due and payable in connection therewith.

3.6.3	The Company is not an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

3.6.4	None of the Company, the Company Subsidiaries or any of their respective officers, directors, employees or, to the SAM Seller’s Knowledge, agents is a Sanctioned Person. The Company and the Company Subsidiaries and their respective officers, directors, employees and, to the SAM Seller’s Knowledge, agents are in compliance with, and have not previously within the past five (5) years violated in any material respect, any Sanctions. There are no pending or, to the SAM Seller’s Knowledge, threatened claims against the Company or the Company Subsidiaries with respect to Sanctions. The Company and the Company Subsidiaries have in place controls and systems reasonably designed to ensure material compliance with applicable Laws pertaining to Sanctions in each of the jurisdictions in which the Company and the Company Subsidiaries do business.

3.7	Litigation. Except as disclosed in Section 3.7 of the Company Disclosure Schedule, there, are no, and since January 1, 2018, there have not been any, (a) Proceedings pending or, to the SAM Seller’s Knowledge, threatened in writing which involve the Company, any Company Subsidiary, the Business or the properties or assets of the Company or any Company Subsidiary that (i) relates to the Business of, or any assets owned or used by, the Company or any Company Subsidiary or (ii) could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the ability of the Company to consummate the Transaction or any other transaction contemplated by the Seller Transaction Documents to which the Company is a party, and (b) unsatisfied Judgments against the Company, any Company Subsidiary, the Business or the properties or assets of the Company or any Company Subsidiary. Except as disclosed in Section 3.7 of the Company Disclosure Schedule, there are no Proceedings pending or threatened by the Company or any Company Subsidiary against any Person, and, to the SAM Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Proceeding or Judgment that would, in any such case, be reasonably anticipated to result in damages exceeding Twenty Thousand Dollars ($20,000).

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3.8	Financial Statements.

3.8.1	The Company has provided Buyer with copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 (including the notes thereto, if any), and the related audited consolidated statements of income, members’ equity and cash flows for the fiscal year then ended; (b) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 (including the notes thereto, if any), and the related audited consolidated statements of income, members’ equity and cash flows for the fiscal year then ended; and (c) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries (the “Latest Balance Sheet”) as of January 13, 2022 (the “Latest Balance Sheet Date”) (including the notes thereto, if any), and the related unaudited consolidated statements of income, members’ equity and cash flows for the fiscal quarter then ended. The Financial Statements (including the notes thereto, if any) (w) were prepared from, and are consistent with, the books and records of the Company and the Company Subsidiaries, (x) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, (y) fairly present the consolidated financial condition, cash flows and results of operations of the Company as at the dates thereof and for the periods therein referred to and (z) shall have been prepared in accordance with Regulation S-X to comply with the requirements of Rule 3-05.

3.8.2	The financial books and records of the Company (including the notes thereto, if any) fairly and accurately reflect, in all material respects (i) the assets, liabilities, revenues and expenses and the financial position of the Company, and (ii) all transactions of Sellers and their Affiliates with respect to the Company.

3.8.3	There are no internal investigations, inquiries or investigations by any Governmental Authority pending or, to SAM Seller’s Knowledge, threatened, in each case regarding any accounting or auditing practices of Sellers (with respect to the Business) or the Company. Since December 31, 2019, there has not been any material change in any accounting or auditing practices, including any material change with respect to the reserves methodology (whether for bad debts, contingent liabilities or otherwise), of Sellers or the Company. During the past two (2) years from the date hereof, no audit firm has declined or indicated its inability to issue an opinion with respect to any financial statements of the Company or any of the Company Subsidiaries.

3.8.4	The systems of internal controls over financial reporting with respect to the Company are sufficient in all material respects to provide reasonable assurance that (i) as of the date the Financial Statements shall be delivered to Buyer, transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and Regulation S-X, and to maintain accountability for the assets of the Business, (ii) receipts and expenditures are executed only in accordance with management’s authorization, (iii) the books and records of the Company accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Company and (iv) management of the Company can prevent or timely detect the unauthorized acquisition, use or disposition of assets of the Company that could materially affect the financial statements or the Company. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included or reflected in any of the foregoing Financial Statements.

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3.8.5	Except as disclosed in Section 3.8.5 of the Company Disclosure Schedule, the Company has not applied for or received any loan, exclusion, forgiveness or other item pursuant to any applicable Law promulgated by any Governmental Authority in respect of the SARS-CoV-2 or COVID-19 pandemic, including, but not limited to, any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan.

3.9	Liabilities.

3.9.1	Section 3.9.1 of the Company Disclosure Schedule sets forth all outstanding Indebtedness of the Company and each Company Subsidiary, and for each item of Indebtedness, identifies the debtor, the principal amount outstanding as of the date of this Agreement, the creditor, the maturity date, the collateral, if any, securing such Indebtedness, and amount then due and payable under such Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”). No default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company or any Company Subsidiary under any such Indebtedness and neither the Company nor any Company Subsidiary has received any notification of cancellation of any such Indebtedness. Except as set forth on Section 3.9.1 of the Company Disclosure Schedule, none of the Indebtedness of the Company and each Company Subsidiary is subject to any prepayment premiums, penalties, breakage costs or any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) payable thereunder in connection with the prepayment thereof in connection with the Transaction, or other restrictions that would prohibit the prepayment thereof upon the Closing. Subject to the provisions of Section 5.12, all letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the Transaction. No default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company or any Company Subsidiary under any such letters of credit, fidelity bonds or surety bonds and neither the Company nor any Company Subsidiary has received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

3.9.2	Neither the Company nor any Company Subsidiary has any liability or obligation other than: (a) liabilities and obligations set forth on the Latest Balance Sheet; (b) liabilities and obligations which have arisen since the Latest Balance Sheet Date in the Ordinary Course that individually or in the aggregate do not exceed $50,000; and (c) obligations set forth in the project or operating budgets (including contingency) set forth in Section 3.9.2 of the Company Disclosure Schedule for the Company and each Company Subsidiary.

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3.9.3	Except as set forth on Section 3.9.3 of the Company Disclosure Schedule, there are no municipal utilities districts or other financing districts affecting the Owned Real Property or the Controlled Real Property.

3.10	Absence of Certain Changes and Events. Since December 31, 2020, the Company and each Company Subsidiary have conducted their respective Business in the Ordinary Course in all material respects and, except as expressly contemplated by this Agreement or any other Transaction Document, including, without limitation, with respect to the transfer of the Transferred Projects and the Landbank Transaction, there has not been any:

3.10.1	event, condition, occurrence, contingency or development that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

3.10.2	change in the independent accountants of the Company or any material change in the accounting methods, principles or practices followed by any the Company (except for any such change required by reason of a concurrent change in GAAP);

3.10.3	issuance, sale, pledge, disposal of, encumbrance of or transfer or commitment to issue, sell, pledge, dispose of, encumber or transfer, any Interests, Subsidiary Equity Interests, or, any other equity interests of the Company or any Company Subsidiary or any other rights related to or other interests convertible into Interests, Subsidiary Equity Interests, or, any other equity interests of the Company or any Company Subsidiary (including preemptive rights, rights of first refusal, redemption rights, repurchase rights, or “tag along” or “drag along” rights in respect of such interests);

3.10.4	declaration, payment of any distribution (whether payable in cash, equity, property or a combination thereof) in respect of the Interests, the Subsidiary Equity Interests or any other equity interests of the Company or the Subsidiary equity investments, except, in each case, as disclosed in the Financial Statements;

3.10.5	change or revocation any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; change to any annual Tax accounting period; adoption of or change to any method of Tax accounting; the filing of any Tax Return (except as permitted under Section 5.5); entrance into any Tax Agreement; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

3.10.6	(a) adoption, material amendment or material modification of an Employee Benefit Plan for the benefit of any executive officer of the Company or any Company Subsidiary, except for the Company’s 401(k) plan adopted in 2021, (b) grant of severance pay to any executive officer of the Company or any Company Subsidiary, or (c) material increase in the compensation of any executive officer of the Company or any Company Subsidiary except, in each of (a) through (c), in the Ordinary Course or as required by any existing Contract;

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3.10.7	sale, assignment, transfer, hypothecation, conveyance or lease of any material asset or property of the Company or any Company Subsidiary, except (a) the transfer of the Company’s 51.01% membership interest in Cloud Development Partners, LLC, a Florida limited liability, to SAM Edge Cloud Member, LLC, a Florida limited liability company, which entity is not a Company Subsidiary, (b) the sale by HFB Celery Avenue, LLC of fifty-eight (58) lots to SAM Edge LB Fund I, LLC, which shall be included as part of the Landbank Transaction and subject to a Landbank Option Agreement, (c) in the Ordinary Course, or (d) mortgage, pledge, or imposition of any material Lien on any material asset or property of the Company or any Company Subsidiary, except for Permitted Liens and except in the Ordinary Course; or

3.10.8	agreement by the Company or any Company Subsidiary to do any of the foregoing.

3.11	Property.

3.11.1	Section 3.11.1(a) of the Company Disclosure Schedule sets forth a complete and accurate description of all real property owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Owned Real Property”), including the address of such Owned Real Property, if applicable, the total number of lots that are Owned Real Property (by community) and the name of the residential real property community of which such Owned Real Property is a part, if applicable. With respect to the Owned Real Property, (a) the Company or a Company Subsidiary has title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (b) except as set forth on Section 3.11.1(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has leased the Owned Real Property or any portion of the Owned Real Property and (c) except (i) for sales of homes within the Owned Real Property pending sale as of the date of this Agreement pursuant to a Contract for sale entered into by the Company or a Company Subsidiary and a third party homebuyer and (ii) as set forth on Section 3.11.1(c) of the Company Disclosure Schedule, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion of, or interest in, the Owned Real Property that would reasonably be expected to materially impair the continued use or value of any Owned Real Property affected thereby.

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3.11.2	Section 3.11.2(a) of the Company Disclosure Schedule sets forth a complete and accurate description of all real property controlled (including by way of outstanding options, rights of first offer or right of first refusal to purchase) by the Company or any Company Subsidiary as of the date of this Agreement (the “Controlled Real Property”), including the address of such Controlled Real Property, if applicable, the total number of lots, if platted or approved by Governmental Authority that are within the Controlled Real Property (by community), the name of the residential real property community of which such Controlled Real Property is a part, the amount of any commissions, broker fees, finder’s fees or similar compensation that may be payable by the Company or any Company Subsidiary in connection with the acquisition of any Controlled Real Property, all Contracts relating to the acquisition of the Controlled Real Property (including all Contracts granting the Company a right of first refusal or right of first offer with respect to such Controlled Real Property) (the “Acquisition Contracts”) and the amount of any deposits, option payments or similar amounts paid or payable under the applicable Acquisition Contracts. Each Acquisition Contract is in full force and effect and is valid, binding and enforceable against the counterparty, the Company or any Company Subsidiary party to such Acquisition Contract, except, in each case as enforceability of such agreements may be limited by the Enforceability Exceptions. The Company has made available to Buyer true and correct copies of all such Acquisition Contracts, including all amendments, modifications, assignments, supplements and renewals thereof. Other than the Acquisition Contracts set forth in Section 3.11.2(a) of the Company Disclosure Schedule, there are no other agreements, commitments or understandings of any kind between the counterparty and the Company or any Company Subsidiary regarding any Controlled Real Property and there are no agreements, commitments or understandings of any kind that obligate the Company or any Company Subsidiary to pay any commissions, finder’s fees or similar compensation in connection with the acquisition of any Controlled Real Property. As of the Closing, the Company or a Company Subsidiary shall have the right to acquire each Controlled Real Property on the terms and conditions set forth in the applicable Acquisition Contract, and neither Company nor any Company Subsidiary has assigned or encumbered its rights under such Contract to any other party except to Company or to a Company Subsidiary. There is no material breach of any Acquisition Contract by the Company or any Company Subsidiary or, to SAM Seller’s Knowledge, any other party thereto. No condition or circumstance exists, which, with the giving of notice or the passing of time, would constitute a material breach of any Acquisition Contract by the Company or a Company Subsidiary and, to SAM Seller’s Knowledge, no such condition or circumstance exists which, with the giving of notice or the passing of time, would constitute a material breach of any Acquisition Contract by any other party to any such Acquisition Contract. Neither the Company nor any Company Subsidiary has assigned or encumbered its rights under any such Acquisition Contract to any other party except to any Company Subsidiary. All such permitted assignments, if any, were made in compliance with the terms of the Acquisition Contract and have not been contested or disputed by the counterparty thereto. With respect to the Controlled Real Property, (a) neither the Company nor any Company Subsidiary has leased the Controlled Real Property or any portion of the Controlled Real Property except as set forth on Section 3.11.2(a) of the Company Disclosure Schedule and (b) other than any outstanding option, right of first offer or right of first refusal held by the Company or any Company Subsidiary, to SAM Seller’s Knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Controlled Real Property or any portion of, or interest in, the Controlled Real Property other than as set forth on Section 3.11.2(b) of the Company Disclosure Schedule. Except for the Acquisition Contracts set forth in Section 3.11.2(a) of the Company Disclosure Schedule, there are no real properties that the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date. The Company has timely paid any required deposits or similar payments under the Acquisition Contracts. Except as may be disclosed in Section 3.11.2(a) of the Company Disclosure Schedule, subject to the express terms of the Acquisition Contracts and the completion of the customary title, survey, and due diligence review process contained in the Acquisition Contracts, and the election by the Company to pursue such Acquisition Contracts, as applicable, beyond the applicable inspection period thereunder, the Company has not (i) waived any closing condition or other condition which relates to the Acquisition Contracts, or (ii) exercised or waived any right to approve any matter that relates to the Acquisition Contracts. Except as set forth in the documents contained in the data room, the Company has not amended, modified, terminated or otherwise made any change to the Acquisition Contracts.

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3.11.3	Section 3.11.3 of the Company Disclosure Schedule sets forth the address of each parcel of real property leased by the Company or a Company Subsidiary (the “Leased Real Property” and together with the Owned Real Property and the Controlled Real Property the “Real Property”). With respect to each Real Property Lease, (a) each lease related to such Leased Real Property (collectively, the “Real Property Leases”) is legal, valid, binding, enforceable and in full force and effect, (b) neither the Company’s nor any Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property has been disturbed and, to the SAM Seller’s Knowledge, there are no disputes with respect to any such Real Property Lease and (c) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion of the Leased Real Property. The Company has not given any mortgagee or other third party any estoppel certificates or similar instruments that would materially and adversely affect any of the tenant’s rights or obligations under such Real Property Lease; and neither the Company nor any Company Subsidiary has contested since January 1, 2015, and is not currently contesting, any operating costs, real estate taxes or assessments or other charges payable by the tenant under such Real Property Lease. There are no pending or, to the SAM Seller’s Knowledge, threatened actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the Leased Real Property, or any part thereof, or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

3.11.4	Except as disclosed on Section 3.11.1, Section 3.11.2 and 3.11.3 of the Company Disclosure Schedule, none of the Company nor any Company Subsidiary has any right, title or interest in any real property, including any outstanding options, rights of first offer or right of first refusal to purchase.

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3.11.5	Neither the Company nor any Company Subsidiary has received any written notice of any, and to the SAM Seller’s Knowledge, there is no, pending or threatened condemnation or eminent domain Proceeding, transfer in lieu thereof, or claims that any Permits with respect to the buildings, structures or improvements on any of the Real Property may be revoked, adversely modified or not renewed affecting any of the Real Property, nor has the Company agreed or committed to dedicate any of the Real Property (other than dedications to Homeowner Associations and Governmental Authorities in the Ordinary Course). To the SAM Seller’s Knowledge, there are no tax reduction proceedings pending in respect of the Real Property.

3.11.6	To the Knowledge of the SAM Sellers, none of the Real Property or its current use or uses is in material violation of applicable Law or any private restriction or covenant or entitlements applicable to the Real Property, including the Permitted Liens. The Company and the Company Subsidiaries have paid current all Property Taxes due and payable by the Company and the Company Subsidiaries with respect to the Owned Real Property.

3.11.7	Section 3.11.7 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all homes sold and closed by the Company or any Company Subsidiary (the “Legacy Homes”).

3.11.8	[Intentionally omitted.]

3.11.9	[Intentionally omitted.]

3.11.10	Section 3.11.10 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all homeowner associations affecting the Owned Real Property or Controlled Real Property (each, a “Homeowner Association”). Except as otherwise noted in Section 3.11.10 of the Company Disclosure Schedule, a Company Subsidiary is the “Declarant” of the declaration of conditions, covenants and restrictions by which each respective Homeowner Association is governed, and as of the date hereof, “Declarant” has the sole power to elect the board of directors of each Homeowner Association. To SAM Seller’s Knowledge, all assessments and related charges of any Homeowner Association applicable to any Owned Real Property have been paid when due. To the SAM Seller’s Knowledge, there are no Proceedings pending or threatened in writing which involve any Homeowner Association. To the SAM Seller’s Knowledge, all Legacy Homes and homes subject to a Contract with the Company or any Company Subsidiary to sell or lease conform with the requirements of any applicable covenants, conditions, restrictions and declarations (the “CCRs”) and the building plans for such homes received all requisite approvals pursuant to the CCRs; and to the extent in the possession or control of the Company or any Company Subsidiary, true, correct and complete copies of any and all approvals and applications and plans and specifications submitted in connection therewith have been delivered by the Company to Buyer. The Company has not received any written notices of, nor to the SAM Seller’s Knowledge, is there any pending, anticipated, contemplated or threatened and uncured violation of any CCRs by the Company or any Company Subsidiary.

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3.11.11	Neither the Company nor the Sellers have received written notice from any Governmental Authority denying permits necessary for, or otherwise having the effect of prohibiting, the construction, use or occupancy of the Real Property for single-family dwellings as a result of any fire, explosion, earthquake, flood, hurricane, drought, windstorm, accident, outbreak (including the COVID-19 pandemic and the effects thereof), strike or other labor disturbance, embargo, moratorium, requisition or cancellation of contract, permit, violation, incentive or concession by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or any public enemy, or any other casualty.

3.11.12	Neither the Company nor the Sellers have received written notice from any Governmental Authority have received written notice alleging that any parcel of Owned Real Property and Controlled Real Property, to the extent subject to a recorded plat, fails to comply with applicable Law governing the platting and subdivision of real property.

3.11.13	The Company has received no written notice of any pending or proposed special area or other assessments, except for any such assessments currently payable as reflected in any documents delivered to Buyer in connection herewith which will be prorated at Closing, affecting the Real Property.

3.11.14	Except for normal trade payables for homes under construction generated in the Ordinary Course of Business and reflected in the financial statements of the Company as of the Latest Balance Sheet Date, there has been no labor or materials of any kind furnished to or for the benefit of any Owned Real Property in any material amount for which payment in full has not been made in the Ordinary Course of Business.

3.11.15	Except as set forth on Section 3.11.15 of the Company Disclosure Schedule, (i) upon completion of the development and entitlement of the Real Property in the Ordinary Course, and (ii) subject to any Permitted Liens and normal and customary conditions, costs and fees imposed by Governmental Authorities, all of the Owned Real Property, and, to SAM Seller’s Knowledge and subject to the terms and conditions of each Acquisition Contract, all of the Controlled Real Property, has received, or upon the completion of development shall receive, final plat approval, with all infrastructure improvements described or referenced in the final plat completed, without any conditions to the issuance of (i) building permits for the construction of single-family residences on the lots, other than payment of standard and ordinary permit and impact fees required upon issuance of building permits; or (ii) certificates of occupancy for single-family residences on the lots other than construction of such residence in accordance with the approved plans. To SAM Seller’s Knowledge, as, when, and if required by applicable Governmental Authority, Sellers have obtained a concurrency certificate (or the jurisdictional equivalent) from the applicable Governmental Authority confirming that the property is entitled to and has sufficient infrastructure capacity reserved for the development thereof. To the extent that a home has been constructed, or is currently under construction, the Company or applicable Company Subsidiary has obtained the written approval by the applicable Homeowners Association as to all of the designs, models, plans and specifications for the dwellings which are intended to be constructed on the lots (to the extent required by the applicable CCRs).

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3.11.16	Neither the Company nor any Company Subsidiary has received written notice of any new or increases in existing development fees, impact fees, or other fees that will be levied (or are under consideration) in connection with the development of the Real Property, nor has any Company or any Company Subsidiary received any written notice of any policy or action, nor is it aware of any such action, precluding or inhibiting (1) issuance of building permits with respect to the Real Property in the Ordinary Course, subject to the compliance with all standard permitting procedures and the payment of all applicable permitting fees; or (2) issuance of certificates of occupancy for residences on the Real Property.

3.11.17	Except as set forth in Section 3.11.17 of the Company Disclosure Schedule, or unless constituting a Permitted Lien, to the SAM Seller’s Knowledge, there are no shared expense agreements, repayment agreements, reimbursement agreements, or development payback agreements that affect all or any portion of the Real Property.

3.11.18	Section 3.11.18 of the Company Disclosure Schedule lists all current agreements (whether verbal or written) to fund deficits or otherwise pay assessments in connection with any portion of the Real Property (other than pursuant to CCRs included in the public record and set forth in the title commitments), and further sets forth the Homeowner Associations for which the Real Property is subject to, and the current assessment amount, if applicable. The Company has delivered to Buyer any and all budgets applicable to the Real Property as well as any and all notices received by the Company and any Company Subsidiary from any Homeowner Association regarding payment of assessments which are currently applicable to the Real Property or which may affect the Real Property in the future (and will deliver any additional budgets or notices following the date of this Agreement until such time as Buyer acquires title to the same).

3.12	Material Contracts.

3.12.1	Section 3.12.1 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (collectively, the “Material Contracts”) to which the Company or any Company Subsidiary is a party or by with the Company or any Company Subsidiary or any of their assets or the Business are currently bound (and any amendments, supplements and modifications thereto):

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(a)	any Contract providing for the sale, assignment, lease, transfer or conveyance of any asset of the Company or any Company Subsidiary with a value in excess of $100,000, excluding any retail homebuyer purchase and sale agreement entered into in the Ordinary Course that conform to the Company’s standard form contract (as provided to Parent prior to the date hereof);

(b)	any land acquisition Contract or lot take-down Contract entered into since January 1, 2017 with a purchase price in excess of $100,000, that, as of the date hereof, remains in effect and has not been (i) terminated, or (ii) fully performed in accordance with the terms thereof;

(c)	any Contract relating to Indebtedness for borrowed money of the Company or any Company Subsidiary or any Contract under which the Company or any Company Subsidiary has guaranteed the Indebtedness for borrowed money of any other Person, in each case in excess of $100,000, or any Contract relating to the issuance of letters of credit, other than Indebtedness to be paid off at Closing;

(d)	any Contract granting a Lien upon any material asset of the Company or any Company Subsidiary that requires annual aggregate payments by such party in excess of $100,000, other than Permitted Liens, other than Indebtedness to be paid off at Closing;

(e)	any partnership, limited liability company, joint venture agreement or any Contract involving the sharing of revenues, profits, Losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person in any case in which the Company or any Company Subsidiary participates as a partner, member or joint venturer that is material to the Company or any Company Subsidiary;

(f)	any Contract that limits the ability of the Company or any Company Subsidiary to engage or compete in any line of business or in any geographic area, including provisions for exclusivity;

(g)	any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets or businesses;

(h)	material sales agency, sales representation, distributorship, broker or franchise Contract that is (A) not terminable without penalty on 90 days’ notice or less and (B) requires payment by the Company or any Company Subsidiary in excess of $100,000 per annum;

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(i)	any Contract or group of related Contracts involving the servicing or subservicing of the Company’s mortgage loans by any third party;

(j)	material Contract granting rights in material Intellectual Property (A) to the Company or any Company Subsidiary and (B) from the Company or any Company Subsidiary to any third parties, in each case except for (1) licenses with respect to off-the-shelf, shrinkwrap or clickwrap software applications (including software provided as a service), (2) licenses with respect to open source materials, (3) licenses or other rights to display or use the Trademarks or names of third parties, (4) licenses granted by the Company or any Company Subsidiary to its resellers, customers or distribution partners in the Ordinary Course and (5) non-disclosure agreements entered into by the Company or any Company Subsidiary in the Ordinary Course;

(k)	any Contract with any Governmental Authority, except to the extent constituting Permitted Liens;

(l)	any Contract that relates to any relationship or arrangement with a title insurer or any reinsurance company (including any agency or broker agreements), other than title insurance policies;

(m)	each Real Property Lease, each lease of real property related to the operations of the Business, and each Acquisition Contract;

(n)	any CCRs or similar instruments relating to any Homeowner Association, other than pursuant to CCRs included in the public records;

(o)	any Contract in excess of $100,000 per annum with suppliers of the Company and the Company Subsidiaries that (i) is entered into by the Company and the Company Subsidiaries on a national level, (ii) includes provisions for exclusivity, or (iii) includes provisions for rebates;

(p)	any Contract that relates to referral, partnership, or exclusive relationships with strategic partners (including companies such as mortgage originators, realtors, title companies, escrow companies and other settlement service providers);

(q)	[Intentionally omitted];

(r)	any Contract containing exclusivity, noncompete or non-solicitation provision or that otherwise purports to limit in any material respect either the type of business or the geographic area in which the Company or any Affiliates of the Company (including, in accordance with the terms of the Contracts in effect on the date hereof, Buyer or any of its Affiliates after the date hereof) may engage in business;

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(s)	any Contract that grants a third party “most favored nation” status or purports to require the Company or any of its Affiliates (including, in accordance with the terms of the contracts in effect on the date hereof, Parent or any of its Affiliates after the Closing) to offer a third party the same or better price for a product or service if the Company or such Affiliate offers a lower price for the same product or service to another third party;

(t)	each Contract under which the Company or any Company Subsidiary has advanced or loaned any other Person outstanding amounts in the aggregate for such Person exceeding $100,000;

(u)	each outstanding power of attorney with respect to the Company or any Company Subsidiary;

(v)	[Intentionally omitted];

(w)	[Intentionally omitted];

(x)	any Contract of surety, guarantee or indemnity for which the exposure to the Company or any Company Subsidiary may reasonably be expected to be in excess of $100,000, except to the extent associated with Indebtedness to be paid off at Closing;

(y)	Any Contract for construction or with design professionals that are material to the operations of the Company or any Company Subsidiary; or

(z)	any other Contract (other than purchase orders and retail home purchase agreements entered in the Ordinary Course) that requires payment by the Company or any Company Subsidiary in excess of $100,000 per annum or in which $300,000 in the aggregate remains to be paid by the Company or any Company Subsidiary under such Contract, or provides for the Company or any Company Subsidiary to receive any payments in excess of, or any property with a fair market value in excess of $100,000 per annum or in which $300,000 in the aggregate remains payable to the Company or any Company Subsidiary under such Contract.

3.12.2	True, correct and complete copies of each written Material Contract (including any amendments, supplements and modifications thereto) have been delivered or made available to Buyer prior to Closing. Each Material Contract is in full force and effect and is valid, binding and enforceable against the Company or any Company Subsidiary party to such Material Contract, and to the SAM Seller’s Knowledge each counterparty thereto, except, in each case as enforceability of such agreements may be limited by the Enforceability Exceptions. Neither the Company nor any Company Subsidiary has received written notice that it is in, violation in any material respect of any of the terms or conditions of any Material Contract and (a) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Company Subsidiary under any such Contract, (b) to the SAM Seller’s Knowledge, no other party to any such Contract is in breach thereof or default thereunder and none of the Company, any Company Subsidiary or any Seller has received any notice of termination, cancellation, breach or default under any such Contract, and (c) there are no renegotiations of, attempts to renegotiate, or outstanding material rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation. Except for any written amendments, supplements and modifications to any Material Contract that have been delivered or made available to Buyer prior to Closing, none of the Company or any Company Subsidiary has during the two (2) years prior to the date hereof obtained or granted any waiver of or under any material provision of any such Material Contract.

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3.13	Insurance; Warranty Coverage.

3.13.1	Section 3.13.1 of the Company Disclosure Schedule contains (i) a list of each insurance policy owned by, or maintained for the benefit of, the Company or any Company Subsidiary (each a “Listed Policy” and collectively, the “Listed Policies”) and (ii) a list of all pending or threatened in writing warranty and/or defect claims made by a buyer of a home or a Homeowner Association that has not been fully resolved and that, if adversely decided, could result in claims against the Company, any Company Subsidiary or any Listed Policy in excess of $10,000.00. Neither the Company nor any Company Subsidiary is in material default under any Listed Policy nor has the Company or any Company Subsidiary received any written notice of cancellation of any Listed Policy or written notice with respect to any refusal of coverage under any Listed Policy. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and the Company Subsidiaries are, and since January 1, 2019 all Company Subsidiaries existing as of such date or since the first date of operations for any Company Subsidiaries formed thereafter have been, insured with respect to their assets and properties and the conduct of the Business in such amounts and against such risks as are sufficient for compliance with Law and as are adequate to protect their assets and properties and the conduct of the Business.

3.13.2	Sellers have furnished Buyer with all information reasonably requested by Buyer regarding the warranty policies entered into between the Company’s customers and “2-10 Home Buyers Warranty” (each, a “Limited Warranty”), prior to the date of this Agreement. All Legacy Homes are subject to a valid Limited Warranty. Section 3.13.2 of the Company Disclosure Schedule sets forth all warranty or defect claims for alleged damages in excess of $10,000.00 related to any Legacy Homes.

3.14	Permits. The Company and each Company Subsidiary has and maintains in full force and effect, and is in material compliance with, all material Governmental Authorizations required to own, lease and operate their respective properties or to conduct the Business consistent with past practice (each, a “Permit”). All applications for or renewals of all Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the Transaction. There is no Proceeding pending, or to the SAM Seller’s Knowledge, threatened, nor has the Company or any Company Subsidiary received any notice (written or non-written) from any Governmental Authority, to revoke, cancel, refuse to renew or adversely modify any Permit. All material Permits required to conduct the business of the Company as presently conducted are in the possession of the Company or a Company Subsidiary (as applicable), and are listed on Section 3.14 of the Company Disclosure Schedule.

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3.15	Intellectual Property.

3.15.1	Section 3.15.1 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all Intellectual Property (other than any incidental Intellectual Property) that are owned by or licensed to the Company or any Company Subsidiary (the listed items, the “Scheduled Intellectual Property”). Other than the Scheduled Intellectual Property and any incidental Intellectual Property, neither the Company nor any Company Subsidiary uses or requires the use of any Intellectual Property in the operation of the Business.

3.15.2	To the SAM Seller’s Knowledge, the Scheduled Intellectual Property is not being infringed by any third party.

3.15.3	The Company and/or any Company Subsidiary exclusively own or have the right to use, free and clear of Liens (except Permitted Liens), all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

3.15.4	To the SAM Seller’s Knowledge, the operation of the Business of the Company or any Company Subsidiary does not infringe or misappropriate any Intellectual Property of a third party.

3.15.5	No Proceedings are currently pending or, to the SAM Seller’s Knowledge, threatened in writing, that the Company or any Company Subsidiary are infringing Intellectual Property owned by a third party.

3.16	Employees.

3.16.1	None of the Company or any Company Subsidiary is or has at any time been bound by any collective bargaining or similar agreement with respect to its employees. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the SAM Seller’s Knowledge, threatened against the Company or any Company Subsidiary, and no such entity has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past five (5) years. There are no labor unions or other organizations representing, purporting to represent and, to the SAM Seller’s Knowledge, no union organization campaign is in progress with respect to, any employees of the Company or any Company Subsidiary. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative Proceedings, in each case, which are pending or, to the SAM Seller’s Knowledge, threatened by or on behalf of any employees.

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3.16.2	Each of the Company and any Company Subsidiary is in material compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, including classification of services providers and terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters. None of the Company or any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation from, any Governmental Authority relating to employees or employment practices. Neither the Company nor the Sellers have received written notice of any claims during the three (3) year period immediately prior to Closing that the Company or any Company Subsidiary has misclassified any of their service providers as employed or self-employed employees or independent contractors and as exempt or non-exempt.

3.16.3	(a) Each of the Company and any Company Subsidiary has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, contributions, premiums, benefits and other compensation due to or on behalf of such employees; and (b) there is no claim with respect to payment of wages, salary, commissions, bonuses, contributions, premiums, benefits, overtime pay or other compensation that has been asserted or is now pending or, to the SAM Seller’s Knowledge, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by any of the Company or any Company Subsidiary.

3.16.4	During the three (3) years prior to the date of this Agreement, none of the Company or any Company Subsidiary has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any such entity.

3.16.5	To the SAM Seller’s Knowledge, there are no material liabilities, whether contingent or absolute, of any of the Company or any Company Subsidiary relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Employee Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

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3.16.6	Section 3.16.6 of the Company Disclosure Schedule contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, employer, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees and independent contractors of the Company and any Company Subsidiary and each such Person’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position. No executive or key employee of any of the Company or any Company Subsidiary has informed such entity (whether orally or in writing) of any plan to terminate employment with or services for any such entity.

3.16.7	None of the Company or any Company Subsidiary has used the services of any temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code).

3.17	Employee Benefits.

3.17.1	Section 3.17.1 of the Company Disclosure Schedule lists all Employee Benefit Plans. None of the Company or any Company Subsidiary has any plan or commitment to adopt or enter into any additional Employee Benefit Plan or to amend or terminate any existing Employee Benefit Plan. No current or former employee or consultant of the Company or any Company Subsidiary participates in or receives (or is eligible to receive) any compensation or benefits from any plan, program, arrangement or agreement maintained, adopted, entered into or contributed to by Sellers or any Affiliate of Sellers that is not a Company Subsidiary.

3.17.2	The Company and the Company Subsidiaries have made available to Buyer a true and complete copy, as applicable, of (a) each Employee Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (b) the three (3) most recent annual reports with accompanying schedules and attachments, filed with respect to each Employee Benefit Plan required to make such a filing, (c) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required by applicable Law (as well as any modifications or amendments thereto), (d) the most recently received determination letter, if any, issued by the IRS and each currently pending application for a determination letter with respect to any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (e) the three (3) most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Employee Benefit Plan, (f) all material records, notices and filings concerning IRS or U.S. Department of Labor audits or investigations with respect to any Employee Benefit Plan, and (g) all non-routine, written communications relating to any Employee Benefit Plan and any proposed Employee Benefit Plan.

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3.17.3	Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan and, to the SAM Seller’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

3.17.4	No Employee Benefit Plan is, and neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates contributes to, has at any time contributed to or has any liability or obligation, whether fixed or contingent, with respect to (a) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (b) a single employer plan or other pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (c) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (d) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

3.17.5	None of the Company or any Company Subsidiary has any obligation to provide (whether under an Employee Benefit Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former employees, directors, consultants or retirees (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, consultant or retiree, other than health continuation coverage as required by Section 4980B of the Code or any similar state Law.

3.17.6	Each Employee Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each of the Company and any Company Subsidiary has performed, in all material respects, all obligations required to be performed by it under and is not in any material respect in default under or in violation of any Employee Benefit Plan. To the SAM Seller’s Knowledge, there has not been any uncured default or violation by any party to any Employee Benefit Plan.

3.17.7	To the SAM Seller’s Knowledge, all payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Employee Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the Latest Balance Sheet in accordance with the terms of the Employee Benefit Plan and all applicable Laws.

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3.17.8	No Proceeding is pending or, to the SAM Seller’s Knowledge, threatened against, by or on behalf of any Employee Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the Ordinary Course). With respect to each Employee Benefit Plan, to the SAM Seller’s Knowledge, (a) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan have occurred and (b) no Lien has been imposed under the Code, ERISA or any other applicable Law. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan. None of the Company or any Company Subsidiary has made any filing in respect of any Employee Benefit Plan under the IRS’s Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

3.17.9	No Employee Benefit Plan, and neither the Company, any Company Subsidiary nor any Employee Benefit Plan fiduciary with respect to any Employee Benefit Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the SAM Seller’s Knowledge, threatened.

3.17.10	Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, either alone or in combination with another event (whether contingent or otherwise) will (a) entitle any current or former employee, consultant, director or other service provider of the Company or any Company Subsidiary to any severance or termination of employment payment, (b) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers, or (c) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

3.17.11	Each of the Company and any Company Subsidiary and each of their respective ERISA Affiliates are and, to the SAM Seller’s Knowledge, each professional employer organization is, in compliance in all material respects with (a) the applicable requirements of Section 4980B of the Code and any similar state Law, (b) the applicable requirements of HIPAA and the regulations (including the proposed regulations) thereunder, and (c) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Employee Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization or other similar vendor or provider.

3.17.12	Except as disclosed on Section 3.17.12 of the Company Disclosure Schedule, the Company or any Company Subsidiary has made no condition or agreement with any Person, and there is no provision of any Employee Benefit Plan, that limits the right of the Company or any Company Subsidiary to amend, terminate, reduce, limit, or cut back the benefits available under any Employee Benefit Plan (except to the extent such limitation arises under ERISA or the Code).

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3.18	Environmental Matters.

3.18.1	Except as disclosed in any Phase I or Phase II environmental report, or any property condition report or assessment, made available to Buyer and listed on Section 3.18.1 of the Company Disclosure Schedule, (a) the operations of the Company and each Company Subsidiary are in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and materially complying with any Environmental Permits applicable to the Business; and (b) neither Sellers, the Company, the Company Subsidiaries nor, to the SAM Seller’s Knowledge, other party has used Hazardous Materials on, from or affecting any Real Property in any manner which violates any Environmental Laws. Except as disclosed in Section 3.18.1 of the Company Disclosure Schedule, the Company has not received any written notice of any violation of any Environmental Laws, and, to the SAM Seller’s Knowledge, no such violation exists and there have been no claims or actions commenced or threatened by any party for noncompliance therewith. Except as disclosed in Section 3.18.1 of the Company Disclosure Schedule, to the SAM Seller’s Knowledge, there are no underground storage tanks now located, or that were previously located, on, in, under, or within any portion of the Real Property.

3.18.2	Neither the Company nor any Company Subsidiary is subject to any pending claim or, to the SAM Seller’s Knowledge, has received any threat in writing alleging that the Company or any Company Subsidiary is subject to any claim of a material violation of any Environmental Law or any Environmental Permit or has any material liability under any Environmental Law.

3.18.3	Except as disclosed in any Phase I or Phase II environmental report, or any property condition report or assessment, made available to Buyer and listed on Section 3.18.1 of the Company Disclosure Schedule, there have been no Releases of Hazardous Materials at the Owned Real Properties, or to the SAM Seller’s Knowledge, at the Leased Real Properties or properties that were formerly owned, operated, leased or used by the Company or any Company Subsidiary, that are reasonably likely to cause the Company or any Company Subsidiary to incur liability pursuant to applicable Environmental Law.

3.19	Tax Matters.

3.19.1	The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Company and each Company Subsidiary has paid on a timely basis all Taxes that were due and payable (whether or not shown on any Tax Return).

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3.19.2	The Latest Balance Sheet contains an adequate accrual in accordance with GAAP for all unpaid Taxes as of the Latest Balance Sheet Date and, for taxable periods (or portions thereof) beginning after the date of the Latest Balance Sheet Date and ending on the Closing Date, the unpaid Taxes the Company and each Company Subsidiary will not exceed the accrual as adjusted for the passage of time through the Closing Date in accordance with GAAP. Neither the Company or any Company Subsidiary has incurred any liability for Taxes subsequent to the Latest Balance Sheet Date except in the Ordinary Course.

3.19.3

(a)	No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that Edge Creek Seller is or may be subject to taxation or to a requirement to file Tax Returns in such jurisdiction, which claim has not been resolved;

(b)	No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that SAM Seller, the Company or any Company Subsidiary is or may be subject to taxation or to a requirement to file Tax Returns in such jurisdiction, which claim has not been resolved.

3.19.4

(a)	All Taxes that Edge Creek Seller is or was required by applicable Law to withhold or collect have been duly withheld or collected (including, without limitation, in connection with amounts paid or owing to any employee, independent contractor, creditor, the Company, any Company Subsidiary or other Person) and, to the extent required, have been paid by the appropriate Taxing Authority.

(b)	All Taxes that SAM Seller, the Company or any Company Subsidiary is or was required by applicable Law to withhold or collect have been duly withheld or collected (including, without limitation, in connection with amounts paid or owing to any employee, independent contractor, creditor, the Company, any Company Subsidiary or other Person) and, to the extent required, have been paid by the appropriate Taxing Authority. The Transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of applicable Laws.

3.19.5	There are no Liens for Taxes (other than Permitted Liens) on the assets of the Company or any Company Subsidiary.

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3.19.6

(a)	Edge Creek Seller is not, nor has been, a party to or bound by any Tax Agreement.

(b)	None of the SAM Seller, the Company or any Company Subsidiary is, or has been, a party to or bound by any Tax Agreement.

(c)	Edge Creek Seller does not have any liability for the Taxes of any Person under (i) Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) pursuant to any contractual obligation.

(d)	Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. None of SAM Seller, the Company or any Company Subsidiary has any liability for the Taxes of any Person under (i) Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) pursuant to any contractual obligation.

(e)	No claim or deficiency for any Taxes has been asserted against Edge Creek Seller which has not been resolved and/or paid in full.

(f)	No claim or deficiency for any Taxes has been asserted against SAM Seller, Company, any Company Subsidiary or any former Company Subsidiary which has not been resolved and/or paid in full.

(g)	There are no pending or threatened Tax audits or examinations of any Tax Returns of Edge Creek Seller. Edge Creek Seller has not (i) waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still outstanding, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed or (iii) executed or filed any power of attorney with any Taxing Authority, which is still in effect. There are no matters under discussion with any Taxing Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to Edge Creek Seller. No issues relating to Taxes of Edge Creek Seller were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(h)	There are no pending or threatened Tax audits or examinations of any Tax Returns of SAM Seller, the Company or any Company Subsidiary. None of SAM Seller, the Company or any Company Subsidiary (nor any predecessor of the foregoing) has (i) waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still outstanding, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed or (iii) executed or filed any power of attorney with any Taxing Authority, which is still in effect. There are no matters under discussion with any Taxing Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to SAM Seller, the Company or any Company Subsidiary. No issues relating to Taxes of SAM Seller, the Company or any Company Subsidiary were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

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(i)	Edge Creek Seller has not engaged in a “reportable transaction” or a substantially similar transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. If Edge Creek Seller has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then Edge Creek Seller believes that it has either (i) substantial authority for the Tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the Tax treatment of such transaction in accordance with Section 6662 of the Code. Edge Creek Seller has not participated, nor plans to participate, in any Tax amnesty program.

(j)	None of SAM Seller, the Company or any Company Subsidiary has engaged in a “reportable transaction” or a substantially similar transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. If SAM Seller, the Company or any Company Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then SAM Seller, the Company or such Company Subsidiary believes that it has either (i) substantial authority for the Tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the Tax treatment of such transaction in accordance with Section 6662 of the Code. None of SAM Seller, the Company or any Company Subsidiary has participated, nor plans to participate, in any Tax amnesty program.

3.19.7	Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of: (a) any installment sale or other transaction on or prior to the Closing Date; (b) any accounting method change or closing agreement with any Taxing Authority filed or made on or prior to the Closing Date; (c) any prepaid amount received on or prior to the Closing; or (d) any election under Section 108(i) of the Code made on or prior to the Closing Date.

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3.19.8	Neither the Company nor any Company Subsidiary has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation. Neither the Company nor any Company Subsidiary (i) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Laws) or (ii) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

3.19.9	All transfer pricing rules have been complied with. All documentation required by all relevant transfer pricing Laws has been timely prepared.

(a)	Edge Creek Seller has not participated in or cooperated with, nor has agreed to participate in or cooperate with, nor is participating in or cooperating with, an international boycott within the meaning of Section 999 of the Code.

(b)	None of SAM Seller, the Company or any Company Subsidiary has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, an international boycott within the meaning of Section 999 of the Code.

3.19.10	The provisions of Section 197(f)(9) of the Code do not apply to any intangible asset owned by the Company or any Company Subsidiary.

3.19.11	The Company has always been treated as a partnership for United States federal income tax purposes. Each of the Company Subsidiaries has always been treated as either a partnership or an entity disregarded as separate from its sole owner for United States federal income tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to the Company or any Company Subsidiary. Each of the Company and the Company Subsidiaries treated as partnerships for United States federal income tax purposes has made a valid election under Section 754 of the Code that is effective for the taxable year including the transactions contemplated by this Agreement.

3.19.12	Neither the Company nor any Company Subsidiary has been or will be required to recognize any taxable income or reduce any Tax asset, as a result of any inclusion under Section 965(a) of the Code or any election under Section 965(h) of the Code.

3.19.13	Each of the Sellers and the Company have delivered or made available to Buyer complete and accurate copies of all Tax Returns of the Company and each Company Subsidiary (and any predecessor of the foregoing) for any federal and state income Tax Returns and all other material Tax Returns of the Company and each Company Subsidiary, in each case for which the statute of limitations on assessment has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Sellers, the Company or any Company Subsidiary (or any predecessor of the foregoing) since 2017.

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3.19.14	Neither the Company nor any Company Subsidiary owns an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement and (y) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in real property.

3.19.15	No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company and any Company Subsidiary as a result of the operation of Section 409A of the Code.

3.19.16	Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

3.19.17	There is no Contract, agreement, plan or arrangement to which the Company and any Company Subsidiary is a party which requires any such entity to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

3.19.18	To SAM Seller’s Knowledge after due inquiry, neither the Company nor any Company Subsidiary is a “conduit entity” as such term is defined in §201.02, Florida Statutes.

3.20	Related Party Transactions. Except as set forth on Section 3.20 of the Company Disclosure Schedule or with respect to the Landbank Transaction, no Related Party of the Company (a) is a party to any Contract with the Company or any Company Subsidiary; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any supplier, licensor, distributor, lessor, independent contractor or customer of the Company or any Company Subsidiary (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by the Company or any Company Subsidiary or necessary for the Business; (d) has outstanding any Indebtedness owed to the Company or any Company Subsidiary; or (e) has received any funds from the Company or any Company Subsidiary since the date of the Latest Balance Sheet, or is the obligee or beneficiary of any liability of the Company or any Company Subsidiary, in each case, except for Employee Benefit Plans or Contracts between or among the Company and any Company Subsidiary or between or among any of the Company Subsidiaries.

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3.21	Business Collateral. Section 3.21 of the Company Disclosure Schedule lists each letter of credit, escrowed funds, guarantee, surety bond or other collateral given or required to be given by or on behalf of Company (the “Business Collateral”). Each item of Business Collateral was entered into in the Ordinary Course of Business. None of the Business Collateral has been drawn against.

3.22	Personal Property. To the SAM Seller’s Knowledge, all equipment and other tangible personal property used in the Business are in good condition and repair, normal wear and tear excepted. Section 3.22 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property used in the Business with an individual current value of $5,000 or greater. Company has good and marketable title to, or a valid leasehold interest in or a valid license for, each material item of equipment or tangible personal property used by it, located on any of its premises, shown on the Latest Balance Sheet or acquired by it after the date of the Latest Balance Sheet or as is otherwise necessary for the conduct of the Business, free and clear of any Liens other than any Permitted Lien, except for any such asset disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

3.23	Brokers. Except for Builder Advisor Group, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of the Company or any Company Subsidiary.

3.24	Exclusivity of Representations. The representations and warranties made by the Sellers in Articles 2 and 3 are the exclusive representations and warranties made by the Sellers in connection with the transactions contemplated hereby. Each Seller hereby disclaims any other express or implied representations or warranties, whether written or oral, in connection with the transactions contemplated hereby and thereby. Sellers are not, directly or indirectly, making any representations or warranties in this Agreement regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Parent (each a “Buyer Party” and collectively “Buyer Parties”) represent and warrant, as of the date of this Agreement, to Sellers as follows:

4.1	Organization and Good Standing. Each Buyer Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary corporate or limited liability company power and authority, as applicable, and possesses all Governmental Authorizations necessary to enable it to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.

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4.2	Power and Authorization; Enforceability. Each Buyer Party has all requisite right, power and authority to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations under this Agreement and under the other Buyer Transaction Documents and to consummate the Transaction. All necessary corporate or limited liability company action, as applicable, has been taken by each Buyer Party to authorize the execution, delivery and performance by such Buyer Party of this Agreement and each other Buyer Transaction Document. Each Buyer Party has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document. Assuming that this Agreement and each of the other Buyer Transaction Documents are valid and binding obligations of each of the other Parties to this Agreement and to each of the other Buyer Transaction Documents, this Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by each Buyer Party, will be, the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its respective terms, except as enforceability of such obligations may be limited by the Enforceability Exceptions.

4.3	No Violation or Conflict. Neither the execution, delivery or performance by each Buyer Party of this Agreement or the other Buyer Transaction Documents nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

4.3.1	contravene, conflict with or result in a violation or breach of, (a) to the extent applicable, the organizational documents of such Buyer Party or (b) any (i) Judgments or (ii) Laws, in each case, binding upon or applicable to such Buyer Party or by which it or any of its properties or assets are bound; or

4.3.2	cause a Loss or adverse modification of any material Governmental Authorization used by such Buyer Party;

except, in each case, where failure of any of the above would not, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of such Buyer Party to consummate the Transaction.

4.4	Brokers. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of such Buyer Party or any of its Affiliates.

4.5	Investment. Buyer is acquiring the Interests for its own account, for investment only, and not with a view to any resale or public distribution of the Interests. Buyer acknowledges that (a) such Interests have not been registered under the Securities Act or any state securities Laws, (b) there is no public market for such Interests and there can be no assurance that a public market will develop, and (c) it must bear the economic risk of its investment in such Interests for an indefinite period of time.

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4.6	Available Funds. The obligations of Buyer under this Agreement are not contingent on the availability of financing. Buyer has cash, available credit facilities or other sources of available funds in an aggregate amount sufficient to consummate the Transaction and will have immediately available cash, available credit facilities or other immediately available funds at the time of the Closing to consummate the Transaction.

4.7	No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF ANY BUYER PARTY HEREUNDER, NO BUYER PARTY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH BUYER PARTY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Article 5
CERTAIN COVENANTS OF THE PARTIES

5.1	Further Assurances. From and after the Closing, Sellers and Buyer agree to, from time to time, execute and deliver such other documents, certificates, agreements, and other writings as any other Party reasonably requests, to be reasonably available and provide such support (at no more than de minimis cost to such cooperating party, unless the other Party agrees to reimburse for such costs) as any other Party requests, and to take such other actions, as may be reasonably necessary, proper, or advisable in order to (x) facilitate the transition of the Company, the Company Subsidiaries and the Business, (y) allow for the continued operation of the Company and each Company Subsidiary in the Ordinary Course or (z) carry out the purposes of this Agreement, including, without limitation, completing the transfer of the Transferred Projects and the entry into the Landbank Transaction. From and after the Closing, Sellers shall take, or cause to be taken, each of the actions set forth on Section 5.1 of the Company Disclosure Schedule. The Sellers acknowledge and agree that from and after the Closing, and subject to Sections 5.4.3 and 5.14, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company or any Company Subsidiary; provided, however, pending the Determination Date, the Sellers shall retain the right to reasonable access to all such documents, books and records and other financial data relating to the Company and/or any Company Subsidiary that is necessary to the resolution of any Disputed Items, including electronic copies thereof.

5.2	[Intentionally Omitted].

5.3	Public Announcements. None of the Company, the Sellers or their respective Affiliates shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without Buyer’s prior written consent. Buyer shall provide the Sellers with a reasonable opportunity to review the first press release or other public statement with respect to the announcement of the transactions contemplated by this Agreement to be issued by Buyer or Parent prior to issuing such press release or public statement, except to the extent prohibited by applicable Law.

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5.4	Tax Matters.

5.4.1	Tax Returns.

(a)	The Sellers shall prepare and timely file, or cause to be prepared and timely filed, in accordance with past practices of the Company and any Company Subsidiary unless otherwise required under applicable Law, (i) all Tax Returns of the Sellers, the Company and the Company Subsidiaries required to be filed (taking into account any applicable extension) on or before the Closing Date and (ii) any income Tax Returns (including any corresponding state or local Tax Returns) including the Company or any Company Subsidiaries for a tax period ending on or before the Closing Date, even if such income Tax Returns are due after the Closing Date. Sellers shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns. No later than fifteen (15) days prior to the due date for filing any such Tax Return, taking into account any extensions of such filing date, Sellers will make such Tax Return available for review and approval by Buyer (which approval will not be unreasonably withheld, conditioned or delayed) and will modify such Tax Return, as reasonably and timely requested by Buyer, before filing. If the Parties cannot agree on the requested modifications then any dispute as to the modifications shall be resolved by the Independent Accounting Firm.

(b)	Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns with respect to the Company and any Company Subsidiary for Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date and that are not covered by Section 5.5.1(a) and will prepare such Tax Returns in accordance with past practices of the Company and any Company Subsidiary unless otherwise required under applicable Law. Sellers shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns to Buyer at least two (2) Business Days before the payment of Taxes (including estimated Taxes) is due to the applicable Taxing Authority. No later than fifteen (15) days prior to the due date for filing any such Tax Return, taking into account any extensions of such filing date, Buyer will make such Tax Return available for review by Sellers and will modify such Tax Return, as reasonably and timely requested by Sellers, before filing such Tax Return.

(c)	Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company or any Company Subsidiary for a Straddle Period (a “Straddle Period Tax Return”). No later than ten (10) days prior to the due date for filing any such Tax Return, Buyer will make any material Straddle Period Tax Return available for review by Sellers and will modify such Tax Return, as reasonably and timely requested by Sellers, before filing. Sellers shall pay, or cause to be paid, all Taxes due with respect to any Straddle Period Tax Return to the extent allocable to any Pre-Closing Straddle Period (pursuant to Section 5.5.4) to Buyer at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Taxing Authority.

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5.4.2	Tax Contests. Buyer, the Company, the Company Subsidiaries and each of their respective Affiliates, on the one hand, and Sellers and their Affiliates, on the other hand, will promptly notify each other upon receipt by such Party of notice of any Tax audits, examinations, assessments or other Proceedings that pertain to a Pre-Closing Tax Period or Straddle Period or that could give rise to indemnification under Article 7 (each, a “Tax Contest”). Any failure to so notify the other Party of any Tax Contest shall not relieve such other Party of any liability with respect to such Tax Contest except to the extent such Party was actually prejudiced as a result thereof. Sellers shall have the sole control of the conduct of all Tax Contests pertaining to a Pre-Closing Tax Period, provided, however, that Sellers shall keep Buyer reasonably informed of the progress of any Tax Contest and shall not affect any such settlement or compromise without obtaining Buyer’s prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall have the sole control of the conduct of all other Tax Contests, provided, however, that Buyer shall keep Sellers reasonably informed of the progress of any Tax Contest with respect to which any Seller is liable and shall not affect any such settlement or compromise with respect to which any Seller is liable without obtaining such Seller’s prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed. To the extent there is any inconsistency between the provisions of this Section 5.5.2 and Section 7.3, the provisions of this Section 5.5.2 shall control with respect to Tax Contests.

5.4.3	Books and Records; Cooperation. Buyer and Sellers will, and will cause their respective Representatives to, (a) provide the other Party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Taxing Authority or Proceeding relating to Taxes with respect to the Company or any Company Subsidiary and (b) retain (until the expiration of the statute of limitations of the taxable periods to which the Tax Returns relate), and provide the other Party and its Representatives with reasonable access to, all records or information that may be relevant to such Tax Return (including analysis regarding any Tax refunds or Tax benefits), audit, examination or Proceeding, provided that, the foregoing will be done at the expense of the Party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties. To the extent there is any inconsistency between the provisions of this Section 5.5.3 and Section 5.15, the provisions of this Section 5.5.3 shall control.

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5.4.4	Straddle Period. For purposes of this Agreement, the portion of any Tax of the Company or any of its Subsidiaries for a Straddle Period attributable to the Pre-Closing Straddle Period will (a) in the case of any Property Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period and (b) in the case of all other Taxes, be deemed equal to the amount that would be payable if the Straddle Period ended on the close of business on the Closing Date and included the Closing Date. The portion of any Tax of the Company or any of its Subsidiaries for a Straddle Period attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. Sellers shall make such payment at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Taxing Authority.

5.4.5	Purchase Price Allocation.

(a)	The Closing Date Purchase Price shall be allocated, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, among the assets of the Company as of the Closing. For a forty-five (45) day period after determination of the Closing Date Purchase Price, Buyer and the Sellers shall attempt to mutually agree on such allocation and, if such agreement is timely reached, Buyer and Sellers shall file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the mutually agreed allocation. If such an agreement is not timely reached, each party shall be free to file its federal, state, local, and foreign Tax Returns independently as to the allocation of the Closing Date Purchase Price and shall not be required follow the proposed allocation of the other party.

(b)	In the event of any conflict or overlap between the provisions of this Section 5.5.6 and Article 7, the provisions of this Section 5.5.6 shall control.

5.4.6	Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with the Transaction will be borne and paid by Sellers.

5.4.7	No Distributions. Notwithstanding anything in the limited liability company agreement of the Company to the contrary, the parties hereto agree that upon and following the Closing, Sellers shall not be entitled to any distributions (including Tax distributions) from the Company.

5.4.8	Budget Act. Buyer shall be entitled to cause the Company to make an election under Section 6226(a) of the Code, as enacted by the Budget Act, with respect to any taxable period during which the Closing occurs.

5.5	[Intentionally Omitted].

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5.6	Cooperation with Purchaser’s Auditors and SEC Filing Requirements. From the date hereof through and including the first anniversary of the Closing Date, each of the Sellers and the SAM Seller Members shall provide to Buyer copies of, or shall provide Buyer and its representatives, agents and employees access to, the books and records and financial and other information with respect to the period of the Sellers’ and the SAM Seller Members’ ownership, management, maintenance and operation of the Company and the Company’s Subsidiaries, and shall furnish Buyer with such additional information concerning the same as Buyer shall reasonably request and which is in the possession or control of the Sellers or the SAM Seller Members or any of their respective Affiliates, agents, or accountants, to enable Buyer or its assignee and their outside, third party accountants (the “Accountants”), to prepare and file financial statements in compliance with any or all of (a) Rule 3-05 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended, required by the Securities and Exchange Commission (the “Commission”), (b) any other rule issued by the Commission and applicable to Buyer or its Affiliates, and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer or its Affiliates. The Sellers and the SAM Seller Members shall allow Buyer’s auditors to conduct an audit of the income statements and balance sheets, if necessary, of the Business for the calendar prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate with and provide reasonable assistance to Buyer’s auditor and Accountants in the conduct of such audit (and, in the case of any required pro forma financial statements, reasonably cooperate with Buyer with respect to its preparation of pro forma financial statements). Without limiting the generality of the foregoing, the Sellers and the SAM Seller Members agree to (i) provide to Buyer’s auditor a customary representation letter in such form as is reasonably required by the Accountants, with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate (the “Representation Letter”), signed by the individual(s) responsible for the Company’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which Representation Letter may be required to assist the Accountants in rendering an opinion on such financial statements in order to comply with clauses (a), (b) and (c) above, (ii) if requested by such auditor, provide to Buyer’s auditor historical financial statements for the Business, including income and balance sheet data for the Business, whether required before or after Closing, and (iii) to the extent that the Company’s financial statements have previously been audited, the Sellers and the SAM Seller Members shall use commercially reasonable efforts to cause the auditor of the Company’s financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements and to provide Buyer and/or its Affiliates appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards. Each of the Sellers, Orosz Principals and the SAM Seller Members shall use reasonable best efforts to, and to cause the Company’s current Accountants to, complete the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2021, including the notes thereto, as promptly as practicable (and in any event before March 1, 2022), which financial statements shall be prepared in good faith and in accordance with GAAP consistently applied throughout the periods covered thereby, and shall fairly present the consolidated financial condition, cash flows and results of operations of the Company as at the dates thereof and for the periods therein referred. Each of the Sellers, Orosz Principals and the SAM Seller Members shall cooperate with any reasonable requests by the Company, Buyer, or its representatives, agents and employees to effectuate the completion of such audit. The provisions of this Section 5.7 shall survive Closing. Nothing in this Section shall obligate any Party to (A) breach any duty of confidentiality owed to any Person, Law or Contract with any Person, or (B) waive any privileges, including the attorney-client or attorney work-product privileges, provided that a Party shall use reasonable best efforts to provide access to such information in a way, and to the extent possible, so as to preserve any applicable attorney-client or work-product privilege.

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5.7	[Intentionally Omitted].

5.8	Non-Compete / Non-Solicitation.

5.8.1	From the Closing until the date (the “Restriction Termination Date”) that is the earlier of: (a) two (2) years after the Closing Date, or (b) immediately upon the default under or termination of (i) the Landbank Option Agreement pertaining to the Bargrove (Orange County) community, or (ii) any of the Landbank Option Agreements, in each case, resulting in the Buyer or the Company (or its designee) failing to acquire forty percent (40%) or more of the total lots anticipated to be acquired by the Company (or its designee) pursuant to the Landbank Option Agreements, except, in each case, as a result of a default by the “owner” thereunder, none of the Orosz Principals, shall, directly or indirectly, (a) solicit, endeavor to entice away from the Company, Buyer or any of their respective Affiliates, offer employment or a consulting or other position to, hire, or otherwise interfere with the business relationship of the Company, Buyer or any of their respective Affiliates with, any of the employees of the Company, Buyer, or any of their respective Affiliates; provided, however, that nothing contained herein shall restrict the placement of general solicitations not directed specifically to such Persons or the hiring of any Person less than six (6) months after his or her employment with the Company or its Affiliates was terminated, and (b) engage in (including as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person or entity that engages in), the construction or sale of single family residential properties, in each case, within the following counties in Florida: Orange, Osceola, Polk, Volusia, Seminole, and Lake. For the avoidance of doubt, the restriction in clause (b) of the preceding sentence shall expressly exclude and the restrictions set forth therein shall not apply to (i) the ownership of stock valued less than $100,000.00 in any publicly-traded entity, (ii) the employment by the Orosz Principals by the Company pursuant to Section 5.7 hereof, or any extension, replacement, or continuation thereof, (iii) the performance of the Landbanker of its obligations pursuant to the Landbank Option Agreements, (iv) the entitlement, financing, development of raw land for residential use (i.e., land development activities) that does not include the construction by the Orosz Principals of “vertical” single family residential structures, (v) beginning on the date that is the earlier of nineteen (19) months following the date hereof, or the Restriction Termination Date (if sooner terminated as provided above), the acquisition, development and construction (but not the sale or marketing for sale) by the Orosz Principals of (or the investment by the Orosz Principals in an entity that acquires, develops and constructs) single family residential properties for future sale after the expiration of the Restriction Termination Date, or (vi) the sale by any of the Orosz Principals of their current primary residence, or the construction of a residence with the intent of the Orosz Principals to inhabit the same.

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5.8.2	Each of the Orosz Principals acknowledges and represents that: (a) such individual has consulted with independent legal counsel regarding its, his rights and obligations under this Section 5.8; (b) such individual fully understands the terms and conditions contained herein; and (c) the restrictions and agreements in this Section 5.8 are reasonable and necessary for the protection of the Company in all respects. If at any time a court or arbitrator’s award holds that the restrictions in this Section 5.8 are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Each Seller and SAM Seller Member acknowledges that any breach or threatened breach of the provisions of this Section 5.9 by any Seller or SAM Seller Member will cause irreparable injury to Buyer for which an adequate monetary remedy does not exist.

5.8.3	From and after the date of this Agreement until the Restriction Termination Date, none of the Orosz Principals will, directly or indirectly, alone or in connection with any Person, engage in any conduct or make any statement, that disparages, criticizes or is injurious to the reputation of the Company, Buyer, any of their respective Affiliates or any of their shareholders, partners, members, investors or Representatives; provided, however, that the restriction contained in the foregoing clause shall not apply to truthful statements made in court, arbitration or mediation proceedings or in documents produced or testimony given in connection with legal process associated with the transactions contemplated by this Agreement

5.8.4	Notwithstanding the foregoing provisions of this Section 5.8 to the contrary, the prohibitions and restrictions of this Section 5.8(a) shall not apply to: (a) Edge Creek Seller’s officers, managers, directors, Affiliates, employees or agents, including, without limitation: (i) JCH Holdings, LLC, a Florida limited liability company and Emerson International, Inc., a Florida corporation, and any parent, Subsidiary or Affiliate of either of the foregoing; and (ii) any entities doing business as “Jones Homes”, and any employees, members, shareholders, partners or direct or indirect owners of any of the foregoing, except, in each case, such Persons who are, or are controlled by, or under the common control of, directly or indirectly, any Orosz Principal (collectively the “Excluded Parties” and individually an “Excluded Party”), or (b) any Person engaging in “passive investments” or holding stock or other ownership units in any company which is traded on any domestic or international public stock exchange. “Passive investments” shall mean investments in companies or other vehicles where the Person does not take an active role in the management of the business, has no decision making or control rights and holds not more than five percent (5%) of the aggregate ownership interest in such company or investment vehicle.

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5.9	Regulatory Matters. Subject to applicable Law, each Party will use reasonable best efforts to furnish to each other all information reasonably required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, and each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No Party will independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will use reasonable best efforts to consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings with respect to any approvals required in connection with the Transaction. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.10 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors or other Representatives of the recipient, unless express written permission is obtained in advance from the source of the materials. The Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.10 in such a manner so as to preserve any applicable privilege. In the event that any Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the Transaction or any other transaction contemplated by this Agreement, or any other Transaction Document, the Parties will use reasonable best efforts to cooperate in all respects with each other and will use reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed, or overturned any Judgment, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 5.10, nothing in this Section 5.10 shall require either party or any of their respective Affiliates to make, or commit or agree to make, any concession or payment to, any Governmental Authority, nor to make, or commit or agree to make, any divestitures or similar transfers of any of their respective assets in response to any objections from any Governmental Authority.

5.10	Cooperation with Title Insurance. The Sellers and the Company agree to reasonably cooperate with Buyer in obtaining such title insurance as Buyer may reasonably require, provided that Buyer shall be solely responsible for any and all costs and premiums for any such title policies and/or endorsements. Without limiting the foregoing, the Sellers and the Company agree to provide and deliver or cause to be provided or delivered such customary title company owner’s affidavits, “gap,” non-imputation, and mechanics liens indemnities, no-change affidavits with respect to surveys and other documents and instruments as may be reasonably required by any title insurance company selected by Buyer to issue any title policies and/or endorsements in connection therewith.

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5.11	Further Actions. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each Party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such Party may reasonably request, all at the sole cost and expense of the requesting Party. The Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company or any Company Subsidiary; provided, however, pending the Determination Date, the Sellers shall retain the right to reasonable access to all such documents, books and records and other financial data relating to the Company and/or any Company Subsidiary that is necessary to the resolution of any Disputed Items, including electronic copies thereof.

5.12	Support Obligations. From and after the Closing, Buyer shall use commercially reasonable efforts to promptly (a) cause the Sellers and their Related Parties to be unconditionally released in full from any liability or obligation in respect of any surety, letter of credit, or performance bond or similar ancillary obligation or amount issued for the account of the Sellers or their Related Parties or in connection with any liability or obligation of the Sellers or their Related Parties all to the extent listed and disclosed on Schedule 5.12 of the Company Disclosure Schedule (“Insured Bonds”), without further recourse to any such Person and (y) to the extent required, replace each Insured Bond with one or more surety or performance bonds or letters of credit or other forms of security, in amounts and on terms satisfactory to the applicable Governmental Authority or other beneficiary to guarantee the reimbursement to such Governmental Authority or other beneficiary of any amounts paid by it under or in respect of the applicable Insured Bond following the Closing, which bond(s) shall remain in full force and effect until such the underlying liability or obligation has been unconditionally released or extinguished in full or otherwise released by the Governmental Authority. If any Insured Bond is not unconditionally released or extinguished in full at or prior to the date that is one hundred twenty (120) days after the Closing Date, the Sellers and their Related Parties shall be permitted to terminate such Insured Bond; provided, that following the Closing Date, neither the Sellers nor their Related Parties shall have any obligation to pay any renewal fee or premium in respect of any Insured Bond. Buyer shall indemnify and hold harmless the Sellers and their Related Parties from and against any Losses suffered or incurred by them in connection with any of the foregoing Insured Bonds from any matter first occurring after the Closing, including any expenses or fees incurred in connection with any such Insured Bond being called or terminated.

5.13	Waiver of Conflicts; Privilege.

5.13.1	Acknowledgment of Prior Representation. Each of the parties hereto acknowledges and agrees that (i) Cox, Castle & Nicholson, LLC, and Richards, Layton & Finger, P.A., and GrayRobinson, P.A., and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. (collectively, the “Pre-Closing Legal Advisors”, and each, a “Pre-Closing Legal Advisor”), (ii) Prince CPA Group, LLC and BKHM, PA (collectively, the “Pre-Closing Accounting Advisor”) and (iii) Builder Advisor Group (collectively, with the Pre-Closing Legal Advisors and the Pre-Closing Accounting Advisor, the “Pre-Closing Advisors” and each, a “Pre-Closing Advisor”) have acted in such capacity as an advisor to Sellers, SAM Seller Members, and the Company prior to the Closing hereof, whether in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby or otherwise.

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5.13.2	Definition and Ownership of Deal Communications. Buyer agrees, on behalf of itself and, after the Closing, that the applicable Sellers shall retain attorney-client privilege (to the extent such privilege exists) with respect to all communications in any form or format whatsoever between or among any of a Pre-Closing Advisor, the Sellers and the SAM Seller Members, and/or the Company, or any of their respective directors, officers, employees or other representatives that relate solely to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement with respect to Buyer or its Affiliates (collectively, the “Deal Communications”).

5.14	Access to Company Records. Except as otherwise provided under Section 5.5.3, for a period of six (6) years after the Closing Date, the Sellers and their representatives, upon reasonable request and advance notice, shall have reasonable access to any books, records or other forms of information with respect to the Company solely to the extent solely related to the operations of the Company or its Subsidiaries prior to the Closing, solely to the extent reasonably necessary to determine the Closing Date Purchase Price in accordance with Section 1.4, respond to an audit or inquiry by a Governmental Authority or a Third-Party Claim or claim, action, suit or legal proceeding involving a Seller Indemnified Party. The Buyer shall allow Seller and their representatives reasonable access to such books and records during normal business hours. Such access shall be conducted in a manner that does not unreasonably interfere with the business and operations of the Buyer, the Company or any of their respective Affiliates. Notwithstanding anything to the contrary in this Section 5.14, Buyer nor any of its Affiliates or representatives shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, rule, regulation, order, judgment or decree. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Article 6
CLOSING DELIVERABLES

6.1	Sellers’ Closing Deliverables. The Sellers and the SAM Seller Members have delivered or have caused to be delivered to Buyer, the following:

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6.1.1	Third Party Consents. All consents set forth in Section 6.1.1 of the Company Disclosure Schedule in form and substance reasonably satisfactory to Buyer.

6.1.2	Pay-Off Letters. All payoff letters and releases relating to the Indebtedness set forth in Section 3.9.1 of the Company Disclosure Schedule in form and substance satisfactory to Buyer, delivered at least seven (7) Business Days prior to the Closing.

6.1.3	Certificate of Manager. A certificate executed by the manager of the Company and each Company Subsidiary certifying: (a) to the validity of the Company’s and each respective Company Subsidiary’s certificate of incorporation, organization or formation (or equivalent document) and operating agreement (or equivalent document); (b) to the validity of the resolutions duly adopted by the Company’s manager and members authorizing the Company’s execution, delivery and performance of the Transaction Documents and the Transaction; and (c) the incumbency of each individual who shall be authorized to sign, in the name and on behalf of the Company, each of the Transaction Documents to which the Company is or is to become a party in connection herewith.

6.1.4	Purchased Interests. Assignments of the Interests purchased by Buyer as set forth hereunder, free and clear of all Liens and other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities laws.

6.1.5	Resignations. Duly executed letters of resignation of each officer, manager and director of the Company and the Company Subsidiaries, and each director of each of the Homeowner Associations, in each case, as requested by Buyer in writing in advance of the Closing, in form and substance satisfactory to Buyer, resigning from the positions held by such individuals as requested by Buyer in writing in advance of the Closing, and effective upon the Closing.

6.1.6	Good Standings. Good standing certificates (or equivalent document) for the Company and each Company Subsidiary in each of their respective jurisdictions of organization and in each jurisdiction where the Company and each Company Subsidiary is qualified to do business as a foreign organization, in each case dated within ten (10) days prior to the Closing Date.

6.1.7	FIRPTA Certificates. A certificate from each Seller, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that such Seller is not a “foreign person” within the meaning of Section 897 of the Code, Section 1446(f) of the Code and Treasury Regulation Section 1.1445-2(b) and an IRS form W-9 claiming a complete exemption from backup withholding.

6.1.8	Estimated Closing Statement. The Estimated Closing Statement in accordance with the terms of this Agreement, delivered to Buyer prior to Closing.

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6.1.9	Project Transfers. Evidence of the transfers of the equity interests of the entities set forth in Section 6.1.9 of the Company Disclosure Letter.

6.1.10	Landbank Transaction. The documents governing the Landbank Transaction, including the Landbank Option Agreements, duly executed by each applicable affiliate of the Sellers.

6.1.11	Hanover Agreement. Hanover Land Company, LLC, together with its applicable various affiliates and subsidiaries (collectively, “HLC”), shall have entered into that certain Hanover Agreement of even date herewith (the “Hanover Agreement”), and HLC shall have entered into all “New Land Contracts” referenced therein and shall have otherwise taken all actions contemplated to be taken by HLC pursuant to the Hanover Agreement.

6.2	Buyer’s Closing Deliverables. Buyer has delivered or has caused to be delivered to the Sellers, the following:

6.2.1	Estimated Purchase Price. The Estimated Closing Date Purchase Price, by wire transfer of immediately available funds to each Seller to the account or accounts designated in writing by such Seller, according to each Seller’s Pro Rata Portion.

6.2.2	Hanover Agreement. The Hanover Agreement, duly executed by Buyer.

6.2.3	Landbank Transaction. The documents governing the Landbank Transaction, including the Landbank Option Agreements, duly executed by each applicable affiliate of Buyer.

Article 7
INDEMNIFICATION

7.1	Indemnification by the Sellers and the SAM Seller Members. Subject to the terms of this Article 7, (a) the SAM Seller, each SAM Seller Member and (subject to Section 7.13) each Orosz Principal, jointly and severally as to Sections 7.1.3, 7.1.5, 7.1.6(a), 7.1.6(b) (other than to the extent of such Taxes of Edge Creek Seller), 7.1.6(c) and 7.1.6(d), 7.1.7, 7.1.8, 7.1.10 and 7.1.11 inclusive, and (b) each Seller, each SAM Seller Member and (subject to Section 7.13) each Orosz Principal, jointly and severally as to Sections 7.1.1, 7.1.2, 7.1.4, 7.1.6(b) (to the extent of such Taxes of Edge Creek Seller) and 7.1.9, indemnifies and holds Buyer and its Affiliates and each of their respective officers, directors, shareholders, managers, members, employees, agents, Representatives, successors and permitted assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) harmless against and in respect of any and all Losses, which such Buyer Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

7.1.1	any breach of any representation or warranty by Edge Creek Seller made severally in Article 2 of this Agreement or any Transaction Document;

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7.1.2	any breach of any representation or warranty by Sellers and the SAM Seller Members made jointly and severally as listed in clause (A) of the lead-in paragraph to Article 3 of this Agreement or any Transaction Document;

7.1.3	any breach of any representation or warranty by SAM Seller and the SAM Seller Members (but not Edge Creek Seller) made in Article 2 or as listed in clause (B) of the lead-in paragraph to Article 3 of this Agreement or any Transaction Document;

7.1.4	any breach of any covenant of the Edge Creek Seller under this Agreement or any Transaction Document;

7.1.5	any breach of any covenant of SAM Seller, SAM Seller Member under this Agreement or any Transaction Document;

7.1.6	(a) any Taxes of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period; (b) any Taxes of the Sellers (including, without limitation, capital gains Taxes arising as a result of the Transaction) or any of their Affiliates for any Tax period; (c) any Taxes for which the Company or any of the Company Subsidiaries (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and (d) any Taxes imposed on or payable by third parties with respect to which the Company or any Company Subsidiary has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing;

7.1.7	any Transaction Expenses to the extent not taken into account for purposes of determining the Closing Date Purchase Price pursuant to Section 1.4;

7.1.8	any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the Transaction based upon any agreement, arrangement or understanding between the claimant and Sellers or any of its respective agents or Representatives or, prior to the Closing, the Company or any of its agents or Representatives;

7.1.9	any (i) construction defect or related claims with respect to any Legacy Home sold, or (ii) construction work completed or performed by or under the direction of the Company, any Company Subsidiary or any of their respective Affiliates, in each case, at any time on or prior to the Closing;

7.1.10	any Payoff Amount or principal amount with respect to any item of Indebtedness in excess of the amount listed on Section 3.9.1 of the Company Disclosure Schedule for such item of Indebtedness, or any Indebtedness not disclosed in Section 3.9.1 of the Company Disclosure Schedule; and

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7.1.11	to the extent arising or relating to the period on or prior to the Closing, any misclassification of any current or former service provider as employed or self-employed, employees or independent contractors and as exempt or nonexempt.

For purposes of determining whether a breach or inaccuracy of a representation or warranty or a covenant or agreement has occurred and for purposes of calculating the amount of Losses to which any Buyer Indemnified Party is entitled under this Article 7, the terms “material,” “Material Adverse Effect,” similar qualifiers or monetary qualifiers to similar effect shall be disregarded, except for (a) the use of the defined term “Material Adverse Effect” in Section 3.10 which shall not be disregarded, (b) the use of the word “Material” in the defined term “Material Contract” as defined in Section 3.12 which shall not be disregarded, and (c) the use of the word “material” and “in all material respects” in Sections 3.6, 3.8, 3.14 and 3.16.2 which shall not be disregarded for purposes of determining whether a breach or inaccuracy of a representation or warranty or a covenant or agreement has occurred, but which shall be disregarded for purposes of calculating the amount of Losses to which any Buyer Indemnified Party is entitled under this Article 7

7.2	Indemnification by Buyer and Parent. Subject to the terms of this Article 7, Buyer and Parent will jointly and severally indemnify and hold the Sellers, SAM Seller Members, and their Affiliates, and each of their respective officers, directors, shareholders, managers, members, trustees, employees, agents, Representatives, successors and permitted assigns (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) harmless against and in respect of any and all Losses which such Seller Indemnified Party has suffered, incurred or become subject to, arising out of, based upon or otherwise in respect of:

7.2.1	any breach of any representation or warranty made by Buyer or Parent in Article 4 of this Agreement; and

7.2.2	any breach of any covenant or obligation of Buyer or Parent under this Agreement.

For purposes of determining whether a breach or inaccuracy of a representation or warranty or a covenant or agreement has occurred and for purposes of calculating the amount of Losses to which any Seller Indemnified Party is entitled under this Article 7, the terms “material,” “Material Adverse Effect,” similar qualifiers or monetary qualifiers to similar effect shall be disregarded.

7.3	Claims.

7.3.1	Inter-Party Claims. In order for a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Article 7, the Indemnified Party will notify the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) in writing promptly after the occurrence of the event giving rise to such Indemnified Party’s claim for indemnification, specifying the amount thereof (if known and quantifiable) and the basis of such claim; provided, however, that failure to give such notification will not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure, or the indemnification obligations of the Indemnifying Party are materially increased as a result of such failure (in which case, the Indemnifying Party’s obligations will only be reduced to the extent of such material increase), or such claims notice was delivered after the expiration of the applicable survival period. If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party will proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved in accordance with the dispute resolutions terms of this Agreement.

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7.3.2	Third Party Claims.

(a)	In order for an Indemnified Party to seek indemnification under this Article 7 with respect to any action, lawsuit, Proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such Indemnified Party must give prompt written notice to the Indemnifying Party after receiving written notice of such Third-Party Claim, specifying the amount thereof (if known and quantifiable) and the basis of such claim; provided that, any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure, or the indemnification obligations of the Indemnifying Party are materially increased as a result of such failure (in which case, the Indemnifying Party’s obligations will only be reduced to the extent of such material increase), or such claims notice was delivered after the expiration of the applicable survival period. With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article 7, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first: (1) notify the Indemnified Party and agree in writing within ten (10) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations other than those set forth in Section 7.5) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim in accordance with the terms of this Agreement; and (2) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has sufficient resources to defend such Third-Party Claim and to satisfy its obligations to the Indemnified Party under this Article 7 in respect of such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third-Party Claim which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves a claim which, if adversely, determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party or the Company, (D) seeks Losses in excess of the Cap or (E) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend (each of the foregoing, an “Exception Claim”).

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(b)	In the event that (i) the Indemnifying Party fails to elect to assume control of the defense of any Third-Party Claim in the manner set forth in Section 7.3.2(a) or (ii) such Third-Party Claim is or at any time becomes, an Exception Claim, the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).

(c)	If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 7.3.2(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification, (ii) the Indemnifying Party will not consent to the entry of any Judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, the Indemnified Party shall have no obligation of any kind to consent to the entrance of any Judgment or into any settlement unless such Judgment or settlement (1) is for only money damages, the full amount of which shall be paid by the Indemnifying Party, (2) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any further liability or obligation with respect to such Third-Party Claim and (3) would not be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Company.

(d)	Irrespective of which Party controls the defense of any Third-Party Claim, the other Parties to this Agreement will, and will cause any non-Party Affiliate to, reasonably cooperate with the controlling Party in such defense and make available to the controlling Party all witnesses, pertinent records, materials and information in such non-controlling Party’s possession or under its control relating thereto as is reasonably required by the controlling Party. Nothing in this Section shall obligate any Party to (i) breach any duty of confidentiality owed to any Person, Law or Contract with any Person, or (ii) waive any privileges, including the attorney-client or attorney work-product privileges, provided that a Party shall use reasonable efforts to provide access to such information in a way, and to the extent possible, so as to preserve any applicable attorney-client or work-product privilege.

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(e)	If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form and with customary representations and warranties regarding due authority and that the released claims shall not be assigned, for the unconditional release of each Indemnified Party from all Losses in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, then the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent in writing to such firm offer within fifteen (15) days and promptly assumes the defense of such Third-Party Claim after the Indemnified Party’s receipt of such notice, then the Indemnified Party shall be entitled to continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim is not to exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer within fifteen (15) days or fails to promptly assume defense of such Third-Party Claim, then the Indemnifying Party shall be entitled to settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third-Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto.

7.4	Survival. Subject to the limitations contained in this Article 7, the representations, warranties, covenants and agreements contained in this Agreement and in any Transaction Document shall survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the Transaction. Notwithstanding anything herein to the contrary, neither the Sellers nor the SAM Seller Members will be liable with respect to any claim for indemnification pursuant to Section 7.1.1, Section 7.1.2, Section 7.1.3 or Section 7.1.9 and neither Parent or Buyer will be liable with respect to any claim for indemnification pursuant to Section 7.2.1, unless written notice of such claim is delivered to Sellers or Buyer, as the case may be, prior to the applicable Survival Date (if any). For purposes of this Agreement, the term “Survival Date” shall mean such date which is eighteen (18) months after the Closing Date; provided that:

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7.4.1	with respect to the representations and warranties set forth in Section 3.18 (Environmental Matters) and Section 3.19 (Tax Matters), the Survival Date shall mean such date which is thirty-six (36) months after the Closing Date;

7.4.2	with respect to the Fundamental Representations, the Survival Date shall be the date that is thirty (30) days after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled); and

7.4.3	covenants and agreements shall survive the Closing until fully performed or observed in accordance with their terms and the Survival Date shall be the date of such performance or observance is fully performed or observed, or eighteen months after the applicable time period for performance or observance has expired.

7.5	Certain Limitations on Indemnification.

7.5.1	The Sellers and the SAM Seller Members will have no obligation to indemnify the Buyer Indemnified Parties against Losses pursuant to this Article 7, unless the aggregate amount of such Losses exceeds Five Hundred Thousand Dollars ($500,000) (the “Threshold”), in which case such Buyer Indemnified Parties will be entitled to indemnification from the Sellers and the SAM Seller Members for such Losses that exceed the Threshold up to an amount not to exceed Fifteen Million Dollars ($15,000,000) (the “Cap”); provided, however, that (i) the Threshold will not apply to Losses based on (A) a breach of a Fundamental Representation of Sellers, (B) Sections 7.1.6, 7.1.7, 7.1.10 or 7.1.11, or (C) as provided in Section 7.10, for which, in each case, there will be no minimum threshold before recovery, and in each case, none of such Losses shall count towards the satisfaction of the Cap (and for which the Cap shall not apply), and (ii) with respect to any Losses pursuant to Section 7.1.9, Buyer Indemnified Parties will be entitled to indemnification from Sellers and the SAM Seller Members for the full amount of all such Losses from and including the first dollar of all such Losses (exclusive of the Threshold), up to an amount not to exceed Four Million Dollars ($4,000,000) (the “Construction Cap”). All Losses that are applied to the satisfaction of the Construction Cap shall also apply to the satisfaction of the Cap but such Losses shall not count towards the Threshold.

7.5.2	Neither Buyer nor Parent will have any obligation to indemnify the Seller Indemnified Parties against Losses pursuant to this Article 7, unless the aggregate amount of such Losses exceeds the Threshold in which case such Seller Indemnified Parties will be entitled to indemnification from Buyer and Parent for such Losses that exceed the Threshold up to an amount not to exceed the Cap; provided, however, that the Threshold will not apply to Losses based on a breach of a Fundamental Representation of Buyer or Parent, or as provided in Section 7.10, for which, in each case, there will be no minimum threshold before recovery, and in each case, none of such Losses shall count towards the satisfaction of the Cap (and for which the Cap shall not apply). Other than with respect to Losses recoverable pursuant to Section 7.10, in no event shall Losses exceed the Base Purchase Price.

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7.6	Certain Other Restrictions on Indemnification.

7.6.1	Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party will have any right to indemnification under this Agreement with respect to any Losses to the extent (and only to the extent) such Losses (a) arise solely out of changes after the Closing Date in applicable Law or interpretations or applications thereof (provided that this clause (a) shall not apply with respect to any Taxes of the Company or any Company Subsidiary for a Pre-Closing Tax Period or allocable to the portion of a Straddle Period ending on the Closing Date) or (b) are duplicative of Losses that have previously been recovered hereunder.

7.6.2	The Parties agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Closing Date Purchase Price to the extent permitted by applicable Law.

7.6.3	Except to the extent the same may be payable to third parties in connection with Third-Party Claims, Indemnified Losses shall not include, and no Indemnified Party shall be entitled to be indemnified for, special, punitive, benefit of the bargain, expectancy, exemplary, indirect, consequential, “lost profits,” “anticipated savings,” lost value, or similar damages, including multiples of damages or business impact damages, whether or not contemplated, foreseeable, or noticed.

7.6.4	With respect to any Losses pursuant to Section 7.1.9, the Buyer Indemnified Parties shall first apply applicable warranty reserves of the Company for such applicable project and use commercially reasonable efforts to seek recourse against applicable insurance of the Company in effect as of the Closing Date and to pursue any recovery from any applicable insurance policy in effect as of the Closing Date, before seeking recourse against Sellers or the SAM Seller Members under this Article 7.

7.7	Calculation and Mitigation of Losses.

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7.7.1	The amount of Losses subject to indemnification pursuant to this Article 7 shall be reduced by any insurance proceeds received by the applicable Indemnified Party with respect to such Losses (net of any deductible, co-payment or increases in premium and all out of pocket costs related to such recovery) from any insurance carrier pursuant to any insurance coverage in place as of the date of this Agreement. If any insurance proceeds are subsequently recovered by the Indemnified Party from an insurance carrier after payment has been made by the Indemnifying Party to the Indemnified Party in accordance with this Article 7 with respect to the Losses to which such insurance recoveries relate, then the Indemnified Party shall promptly remit to the Indemnifying Party such insurance recoveries (net of any deductible, co-payment, or increases in premium and all out of pocket costs related to such recovery); provided that, in no event shall the Indemnified Party have any obligation hereunder (a) to remit to the Indemnifying Party any portion of such insurance recoveries in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses, or (b) to make any insurance claims or to pursue any recovery from any insurance carrier or third party with respect thereto, except as required pursuant to Section 7.6.4. The amount of any indemnified Loss for which indemnification is provided under this Article 7 shall be net of any Tax benefits actually recognized by the Indemnified Party on account of such indemnified Loss in the year of such indemnified Loss in excess any out of pocket costs (including Taxes) with respect to the receipt, distribution or payment over of such Tax benefits; provided, this sentence shall not be construed to give any Sellers or SAM Seller Members any right to review Buyer’s Tax Returns or any other information relating to Taxes that Buyer deems confidential. Notwithstanding anything herein to the contrary, after Closing, solely with respect to matters affecting title to the Owned Real Property, Buyer shall first use commercially reasonable efforts to seek recourse against the applicable title company pursuant to any applicable title insurance policies affording coverage in favor of the Company or any Company Subsidiary regarding the same (collectively, the “Title Policies”) before seeking indemnity from Sellers with respect thereto under this Agreement (to the extent permitted thereby). However, if the applicable title company denies coverage under any of the Title Policies, or Buyer’s Losses are in excess of such coverage (including any deductible, co-payment or increases in premium and all out of pocket costs related to such recovery), Buyer may seek indemnity from Sellers with respect thereto under this Agreement.

7.7.2	To the extent that any Indemnifying Party has an indemnification obligation pursuant to this Article 7 to an Indemnified Party, such Indemnified Party may set off the amount of such indemnification obligation against any amounts then due and unpaid by such Indemnifying Party to the Indemnified Party within the time period allowed for such payment.

7.7.3	In the event that the Closing occurs, each Seller and SAM Seller Member agrees that such Seller or SAM Seller Member will not seek, nor will they be entitled to, reimbursement or contribution from, subrogation to, or indemnification by, the Company or any Company Subsidiary under the applicable organizational documents, this Agreement, applicable corporate Laws or any other applicable Laws or otherwise, in respect of any amounts due from any Seller or SAM Seller Member to any Buyer Indemnified Party under this Article 7 or otherwise in connection with this Agreement. Each Seller and SAM Seller Member further agrees not to make any claims against any director and officer insurance in respect of amounts due by any Seller and SAM Seller Member to any Buyer Indemnified Party under this Article 7 or otherwise in connection with this Agreement.

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7.7.4	None of Sellers, SAM Seller Members or the Orosz Principals shall be liable under this Agreement for breach of any representations or warranties made in this Agreement or the other Transaction Documents if Sellers can demonstrate Buyer’s Knowledge of such inaccuracy or breach that existed before Closing (solely to the extent and degree of Buyer’s Knowledge with respect to such inaccuracy or breach); provided, that, for purposes of the foregoing, Buyer shall be deemed to have actual knowledge of all Permitted Liens, copies of which were made available to Buyer, and, subject to Section 9.13, all matters set forth on the Company Disclosure Schedule to the extent, in each case, such matters qualify the representations and warranties set forth in this Agreement.

7.7.5	The party seeking indemnification under this Article 7 shall use its commercially reasonable efforts to mitigate any indemnified Loss which forms the basis of an indemnification claim hereunder.

7.8	Manner of Payment. Any indemnification payment made pursuant to this Article 7 shall be effected by wire transfer of immediately available funds to an account designated by the Seller Indemnified Party or Buyer Indemnified Party, as the case may be, within five (5) Business Days after the determination of the amount thereof, whether pursuant to a final Judgment, settlement or agreement among the Parties hereto.

7.9	Landbank Transaction.

7.9.1	Concurrently with the Closing, Buyer and each of SAM Edge LB Fund I, LLC, a Florida limited liability company, HFB Lake Lincoln, LLC, a Florida limited liability company, HFB Legacy Landings LLC, and HFB Bargrove, LLC (collectively, the “Landbanker”) are entering into those certain Option Agreements with respect to the Celery Oaks community (Seminole County), Bargrove community (Orange County), Lake Lincoln community (Lake County), and Legacy Landings community (Polk County) (collectively the “Landbank Option Agreements”) with respect to a landbank transaction related to the Transferred Projects (collectively, the “Landbank Transaction”). In connection with the Landbank Transaction, and pursuant to the terms of the documents governing the same, Buyer is obligated to pay Landbanker consideration that includes, in part, the amount of Thirteen Million One Hundred Thousand Dollars ($13,100,000) (the “Landbank Transaction Premium”), which $13,100,000 amount represents the “premium” or “step-up” amounts associated with the Transferred Projects. The Landbank Transaction Premium is amortized over the takedowns under the Landbank Option Agreements pursuant to the applicable schedules thereto. The parties acknowledge, that but for the Landbank Transaction, the Transferred Projects would have remained indirectly owned by the Company and remained part of the assets indirectly acquired by Buyer in connection with the Closing of the Transaction. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary: (a) a Buyer Indemnified Party must first seek indemnification pursuant to this Article 7 by offsetting amounts against the unamortized Landbank Transaction Premium remaining (if any) before seeking indemnification from the Sellers, SAM Seller Members or the Orosz Principals directly, and (b) any such amounts offset against the Landbank Transaction Premium shall constitute full satisfaction of any obligation of the Sellers, SAM Seller Members, or the Orosz Principals, as applicable, to make such payment of such amount to the applicable Buyer Indemnified Party (but solely to the extent of such offset, and only if such offset is actually realized by Buyer in connection with the purchase of Lots (as defined in the Landbank Option Agreements) pursuant to the applicable Landbank Option Agreement).

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Notwithstanding the foregoing, (i) pursuant to the Landbank Option Agreements, each of Landbanker and Sellers agree that in no event shall the Landbank Transaction Premium be reduced pursuant to the above-referenced amortization methodology to a cumulative amount of less than Five Million Dollars ($5,000,000.00), in the aggregate, until the date that is one (1) year following the consummation of the Closing. In the event that, but for the restriction set forth in the immediately preceding sentence, the remaining Landbank Transaction Premium as of the date that is one (1) year following the consummation of the Closing would have otherwise been less than Five Million Dollars ($5,000,000.00), then the Landbank Option Agreements shall provide that the balance of the Landbank Transaction Premium shall be re-amortized across the remaining property to be acquired by Buyer pursuant to the Landbank Option Agreements. In addition, notwithstanding anything to the contrary set forth above, nothing set forth in this Section 7.9 shall obligate Buyer to purchase any of the Lots (as defined in the Landbank Option Agreements) pursuant to the Landbank Option Agreements (except to the extent expressly set forth in the Landbank Option Agreements).

7.9.2	Subject in each case to the limitations set forth in this Article 7, in the event that any Buyer Indemnified Parties have made a claim for Losses pursuant to this Article 7 prior to the date that is one (1) year from the date of Closing, which claim remains unresolved as of the date that is one (1) year from the date of Closing and that would otherwise be appropriate for offset against the Landbank Transaction Premium as set forth above (a “Pending Claim”), then the Landbank Transaction Premium shall continue to paid to the Landbanker in the manner set forth in the Landbank Option Agreements, but the Sellers shall thereafter (i) remain validly formed and in good standing until the resolution of the Pending Claim, and (ii) maintain liquid cash assets in a cumulative amount equal to the lesser of the (x) the amount claimed by Buyer via the Pending Claim (if a liquidated sum is reasonably discernable), or (y) the amount of the Construction Cap or Cap, as applicable to the Pending Claim, subject to quarterly verification at the request of Buyer, until the date of the resolution of the Pending Claim.

7.10	Special Rule for Fraud. Notwithstanding anything in this Article 7 to the contrary, in the event of any breach of a representation or warranty that results from Fraud, in each case, by or on behalf of (a) any Seller or any SAM Seller Member (or any of their officers or directors) or (b) Buyer or Parent (or any of their officers or directors), then (x) such representation, warranty or covenant will survive the execution and delivery of this Agreement and the consummation of the Transaction and will continue in full force and effect for the period of the applicable statute of limitations without regard to Section 7.4, (y) the limitations set forth in this Article 7 shall not apply to any Loss that the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to, or in connection with, any such breach and (z) none of such Losses shall be subject to or shall count towards the satisfaction of the Cap.

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7.11	Exclusive Remedy. The Parties hereto hereby agree that, from and after the Closing Date, the indemnification provisions set forth in this Article 7 are the sole and exclusive provisions in this Agreement with respect to the liability of the Sellers, the SAM Seller Members, the Orosz Principals, Parent or Buyer for the breach, inaccuracy or nonfulfillment of any representation or warranty or any pre-Closing covenants, agreements or other pre-Closing obligations contained in this Agreement and the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties for any claims for breach of any representation or warranty or pre-Closing covenants, agreements or other pre-Closing obligations arising out of this Agreement or any Law or legal theory applicable thereto; provided that nothing herein shall preclude any Party from (a) seeking any remedy based upon Fraud or willful or criminal misconduct by any other Party hereto (including, without limitation, any Fraud or willful or criminal misconduct committed by any officer or director of any Seller, the Company or any Company Subsidiary in connection with the consummation of the Transaction) or (b) enforcing its right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 9.14.

7.12	No Recourse. Notwithstanding anything to the contrary herein, this Agreement may only be enforced against, and any claims or causes of action for breach of this Agreement may only be made against the entities and individuals that are expressly identified as parties hereto and no other Person shall have any liability for any obligations or liabilities of the parties to this Agreement for any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.

7.13	Orosz Principals Indemnities and Limitations on Liability. Notwithstanding the foregoing, the Orosz Principals’ respective obligations to indemnify the Buyer Indemnified Parties pursuant to this Article VII are limited to (a) breaches of Section 5.8; and (b) breaches of the representations and warranties described in subclauses (i) and (ii) of the definition of “Fundamental Representations”; provided, however, (i) before seeking recourse against the Orosz Principals regarding any indemnification obligations, Buyer shall first seek recourse from Sellers and SAM Seller Members, (ii) the indemnification obligations of the Orosz Principals shall not exceed a maximum amount equal to the Closing Date Purchase Price, and (iii) the indemnification obligations of the Orosz Principals are subject to the applicable limitations on indemnification in this Article 7. For the avoidance of doubt, the limits described in clause (ii) above are an aggregate limit and the Orosz Principals’ total liability shall not exceed the Closing Date Purchase Price.

Article 8
[INTENTIONALLY OMITTED]

Article 9
MISCELLANEOUS

9.1	Fees and Expenses. Except as expressly set forth in this Agreement, each Party will pay all fees and expenses incurred by it incident to preparing for, entering into and performing its obligations under this Agreement and the consummation of the Transaction, whether or not the Transaction is consummated.

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9.2	Notices. All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile or email, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any Party to the other Parties. Any such notice or communication will be deemed to have been given as of the date received.

If to Buyer or Parent (or, following the Closing, the Company):

Landsea Homes Corporation
660 Newport Center Drive, Suite 300
Newport Beach, CA 92660
Attn: Chief Legal Officer
Email: ftenerelli@landseahomes.com

With a copy (which will not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive,
20th Floor
Costa Mesa, CA 92626
Attn: Cary Hyden
Email: cary.hyden@lw.com

If to the Sellers or the SAM Seller Members:

SAM Building Partners, LLC
605 Commonwealth Avenue
Orlando, Florida 32803
Attn: Andrew J. Orosz, Esq., General Counsel
Phone: 407-988-1403
Email: aorosz@hcpland.com

Edge Creek Ventures, LLC
370 Center Pointe Circle
Suite 1136
Altamonte Springs, FL 32701
Attn: Mr. Claber
Phone: 407-834-9560
Email: jonathan.claber@emerson.co.uk

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Emerson International, Inc.
370 Center Pointe Circle
Suite 1136
Altamonte Springs, FL 32701
Attn: Larry Pitt, Esq., General Counsel
Phone: 407-834-9560
Email: LPitt@emerson-us.com

With a copy (which will not constitute notice) to:

Cox, Castle & Nicholson, LLP
2029 Century Park East, Suite 2100
Attn: Corin Korenaga
Phone: 310-284-2224
Email: ckorenaga@coxcastle.com

If to the Company:

Hanover Family Builders, LLC
605 Commonwealth Avenue
Orlando, Florida 32803
Attn: Stephen W. Orosz, Andrew J. Orosz, and J. Matthew Orosz
Phone: 407-988-1403
Email: sorosz@hanoverbuilds.com, aorosz@hanoverbuilds.com
and morosz@hanoverbuilds.com

Any Party may at any time change the address to which notices may be sent under this Section 9.2 by the giving of notice of the change to the other Parties in the manner set forth in this Section 9.2.

9.3	Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party to any other Person without the prior written consent of the other Party, and, to the fullest extent permitted by law, any such attempted assignment will be null and void; provided, however, that Buyer may assign its rights and obligations under this Agreement in whole or in part to any of its Affiliates without the prior written consent of Sellers (provided that Buyer will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee).

9.4	Amendment, Modification and Waiver. Any provision of this Agreement may be amended, modified, extended or waived, but only by a written instrument signed by Buyer and Sellers. The waiver by a Party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

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9.5	Interpretation.

9.5.1	Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (a) the terms “include” and “including” will be deemed to be followed by the phrase “without limitation,” (b) the word “or” will be inclusive and not exclusive, (c) all references to Sections or Articles refer to the Sections or Articles of this Agreement, all references to Schedules (including the Company Disclosure Schedule and the Buyer Disclosure Schedule) refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is incorporated by reference and made a part of this Agreement for all purposes, (d) each reference to “herein” means a reference to “in this Agreement,” (e) each reference to “herein” means a reference to “in this Agreement,” (f) each reference to “$” or “dollars” will be to United States dollars, (g) each reference to “days” will be to calendar days (h) unless otherwise specified, each reference to any Law will be to such Law as amended, supplemented or otherwise modified from time to time, (i) the term “made available” (or terms with similar import) shall mean posted, and viewable by the Buyer and its representatives, in the electronic data room established by the Sellers in connection with the transactions contemplated by this Agreement at least five (5) Business Days prior to the date of this Agreement, and (j) all information and materials made available (i.e., at least five (5) Business Days prior to the date of this Agreement) to Buyer in such electronic data room will be deemed to have been reviewed by Buyer.

9.5.2	The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of the Transaction Documents.

9.6	Governing Law. This Agreement is made pursuant to, and will be construed and enforced in accordance with, the Laws of the State of Delaware, irrespective of the principal place of business, residence or domicile of the Parties, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction (except that the provision of the laws of Florida shall apply with respect to any provisions set forth herein where such laws are mandatorily applicable to the transactions contemplated hereby). Each of the Parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. §2708.

9.7	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS A PLAINTIFF, DEFENDANT OR OTHERWISE), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7. EACH OF THE PARTIES MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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9.8	Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if subject matter jurisdiction in that court is not available, in the United States District Court for the District of Delaware or, if neither the Court of Chancery of the State of Delaware nor the United States District Court for the District of Delaware has subject matter jurisdiction, the Superior Court of the State of Delaware) for purposes of any Proceeding arising out of this Agreement or the Transaction. Each Party hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party’s property is exempt or immune from attachment or execution, (c) such Party and such Party’s property are immune from any legal process issued by such courts or (d) any Proceeding commenced in such courts is brought in an inconvenient forum. Notwithstanding the foregoing in this Section 9.8, a Party may commence a Proceeding in a court other than the above-named courts exclusively for the purposes of enforcing an order or Judgment issued by one of the above-named courts. To the extent a Party is not otherwise subject to service of process in the State of Delaware, such Party agrees (1) to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Party or Parties hereto of the name and address of such agent, and (2) that service of process may, to the fullest extent permitted by law, also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (1) or (2) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.

9.9	Section Headings. The section headings of this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

9.10	Severability. If any provision of this Agreement (or portion thereof) or the application of any such provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other provisions of this Agreement (or remaining portion of such provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Transaction as originally contemplated is fulfilled to the extent possible.

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9.11	Counterparts; Third-Party Beneficiaries. This Agreement may be executed in one or more counterparts, including by facsimile or PDF transmission, each of which will be deemed an original, but all of such counterparts together will be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and, except as set forth in Section 5.5 or Article 7, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.12	Entire Agreement. This Agreement, together with the Buyer Disclosure Schedule, the Company Disclosure Schedule, the exhibits hereto, the other Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the Transaction and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof. There are no warranties, representations, or other agreements between the Parties hereto, or on which any of them has relied in connection with the subject matter hereof, except as specifically set forth in this Agreement or in the other Transaction Documents.

9.13	Disclosure Schedules. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement. Any exception or qualification set forth on the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to other applicable representations, warranties and covenants contained in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable thereto. The inclusion of any matter or item in the Company Disclosure Schedule shall not (a) be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose or (b) constitute, or be deemed to be, an admission to any third party concerning such information. The reference to any document in the Disclosure Schedule is deemed to include any and all exhibits, schedules, amendments, supplements, annexes and other attachments to such document to the extent such exhibits, schedules, amendments, supplements, annexes or other attachments have been previously made available to the applicable Party. Matters reflected in the Company Disclosure Schedule are not necessarily limited to the matters required by this Agreement to be disclosed in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

9.14	Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically this Agreement in any claim, action, cause of action or suit (whether in Contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or Proceeding to, from, by or before any Governmental Authority having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

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9.15	Development Considerations Regarding Kentucky Square. The Parties acknowledge that that certain development included as part of the Owned Real Property and generally known as “Kentucky Square” located in Seminole County, Florida, has been entitled to include two (2) commercial outparcels with frontage on Lake Mary Boulevard (the “Commercial Outparcels”). Including the Commercial Outparcels in the scheme of development has provided various benefits and efficiencies to the concurrent entitlement of the residential development, although the Commercial Outparcels are not otherwise suitable for residential development. Upon the completion by the Company of the master site development by Buyer (including, without limitation, installation of all roads, infrastructure and utilities) and the completion of the recordation of a plat of subdivision, which shall include the subdivision of the Commercial Outparcels into two distinct legal tracts, the Company and/or the appropriate Company Subsidiary shall enter into a “FAR-BAR” form of As-Is Commercial Contract with an affiliated entity designated by the Seller Members, for the sale by the Company of the Commercial Outparcels for cumulative consideration of $10,000.00, and shall thereafter use commercially reasonable efforts to diligently pursue the same until the consummation of the closing contemplated thereunder. As part of the completion of the entitlement of the Kentucky Square project, Buyer covenants that it shall not impose, and shall use commercially reasonable efforts to avoid the imposition of, any undue restrictions on the future development and/or use of the Commercial Outparcels. The provisions of this Section 9.15 shall expressly survive the Closing.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a duly authorized Representative, all as of the date first set forth above.

SELLERS

SAM Building Partners, LLC

/s/ Stephen W. Orosz
STEPHEN W. OROSZ, Manager

/s/ Andrew J. Orosz
ANDREW J. OROSZ, Manager

/s/ J. Matthew Orosz
J. MATTHEW OROSZ, Manager

Edge Creek Ventures, LLC

By:	/s/ Andrew J. Orosz
Name:	Lawrence B. Pitt
Title:	Vice President and General Counsel

SAM SELLER MEMBERS

SWO HOLDINGS IRREVOCABLE TRUST, DATED APRIL 3, 2017

/s/ Stephen William Orosz
Stephen William Orosz, Trustee

AJO HOLDINGS IRREVOCABLE TRUST, DATED APRIL 3, 2017

/s/ Andrew J. Orosz
Andrew J. Orosz, Trustee

JMO HOLDINGS IRREVOCABLE TRUST, DATED APRIL 3, 2017

/s/ John Matthew Orosz
John Matthew Orosz, Trustee

OROSZ PRINCIPALS

/s/ Stephen W. Orosz
STEPHEN W. OROSZ

/s/ Andrew Orosz
ANDREW J. OROSZ

/s/ John Matthew Orosz
J. MATTHEW OROSZ

PARENT

Landsea Homes Corporation

By:	/s/ John Ho
Name:	John Ho
Title:	CEO

BUYER

Landsea Homes of Florida LLC

By:	/s/ John Ho
Name:	John Ho
Title:	CEO

SCHEDULE A

SELLERS

1. SAM Building Partners, LLC (“SAM Seller”)

2. Edge Creek Ventures, LLC (“Edge Creek Seller”)

Schedule A-1

SCHEDULE B

SAM SELLER MEMBERS

SWO Holdings Irrevocable Trust dated Aril 3, 2017.

AJO Holdings Irrevocable Trust dated April 3, 2017.

JMO Holdings Irrevocable Trust dated April 3, 2017.

Schedule B-1

EXHIBIT A

DEFINITIONS

“Accounting Principles” means GAAP, and, solely to the extent consistent with GAAP, as applied using the same accounting principles and methods as those used in the preparation of the Financial Statements. For the avoidance of doubt, calculations made in accordance with the Accounting Principles shall be based exclusively on the facts and circumstances as they exist as of immediately prior to the Closing and shall exclude any purchase accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement, or otherwise give effect to the consummation of the transactions contemplated by this Agreement (including the payment of cash in respect to the Base Purchase Price or the Adjustment Amount, or any financing transactions in connection with this Agreement, including the repayment of any Indebtedness of the Company or any Company Subsidiary).

“Accounts Receivable” means any accounts receivable, calculated in accordance with GAAP.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any Company Subsidiary will be considered an Affiliate of Sellers following the Closing. Notwithstanding the foregoing, in no event shall an Affiliate be deemed to include any member, shareholder, employee, officer or other Person who is: (i) employed by or who owns, directly or indirectly, any interest in any Seller (other than any Orosz Principal); or (ii) an Excluded Party.

“Base Purchase Price” means $179,241,431.00.

“Business” means the business and operations of the Company or any Company Subsidiary, as applicable, as conducted as of the date hereof and the Closing Date.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the states of California, New York or Florida are authorized or required by law to close.

“Buyer Transaction Documents” means those Transaction Documents to which Buyer is or, as of the Closing, will be, a party.

“Cash” means the aggregate cash and cash equivalents, calculated in accordance GAAP.

“Closing Date Purchase Price” means an amount equal to

(a) the Base Purchase Price;

A-1

(b) less sum of the Closing Transaction Expenses; and

(c) either (i) plus the amount (if any) by which Closing Working Capital exceeds Target Working Capital, or (ii) less the amount (if any) by which Target Working Capital exceeds Closing Working Capital.

“Closing Working Capital” means the Working Capital as of 11:59 p.m., Eastern Time on the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement, effective as of August 16, 2021, by and between Parent and the Company.

“Consent” means any consent, approval, authorization, waiver, filing or notification required to be obtained by Sellers, the Company or any Company Subsidiary from, filed by Sellers, the Company or any Company Subsidiary with, or delivered by Sellers, the Company or any Company Subsidiary to, any Person in connection with the consummation of the Transaction.

“Contract” means any oral or written contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement, understanding or other arrangement.

“Copyrights” means all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals and all rights corresponding to the foregoing throughout the world, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA or any similar plan subject to Laws of a jurisdiction outside of the United States), (b) each employment, consulting, advisor or other service agreement or arrangement, (c) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (d) each compensatory stock option, restricted stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (e) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and (f) each other employee benefit plan, program or arrangement maintained, sponsored or contributed to by any of the Company or any Company Subsidiary or under which any of the Company or any Company Subsidiary has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors or the spouses, beneficiaries or other dependents thereof. For the avoidance of doubt, “Employee Benefit Plan” shall include any plan sponsored or maintained by any professional employer organization in which the Company or any Company Subsidiary or any of their respective employees participate.

A-2

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

“Environmental Law” means any applicable Law relating to the pollution or the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.) and the regulations promulgated pursuant thereto.

“Environmental Permits” means the Governmental Authorizations required under applicable Environmental Laws reasonably necessary to operate the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Date Purchase Price” means an amount equal to:

(a) the Base Purchase Price; and

(b) less the sum of the Estimated Closing Transaction Expenses.

“Fraud” means, with respect to any Party, deliberate and intentional fraud with respect to the making of representations and warranties contained in this Agreement.

“Fundamental Representations” means (i) with respect to Sellers, the representations of each Seller set forth in Sections 2.1 (Power and Authorization; Enforceability), 2.3 (Ownership) and 2.5 (Brokers), (ii) with respect to the Company, the representations of the Company set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Power and Authorization; Enforceability), 3.3 (No Violation or Conflict; Consents), 3.4 (Capitalization and Related Matters), 3.5 (Subsidiaries; Investments), 3.11.1, 3.11.2, and 3.23 (Brokers) and (iii) with respect to Buyer, the representations and warranties of Buyer set forth in Sections 4.1 (Organization and Good Standing), and 4.2 (Power and Authorization; Enforceability).

“GAAP” means United States generally accepted accounting principles as in effect at an applicable time, as applied in a manner consistent with the Accounting Principles.

“Governmental Authority” means (a) the United States federal government or the government of any other country, (b) the government of any state, commonwealth, province, county, city, territory or possession or (c) any political subdivision, courts, departments, commissions, boards, bureaus, tribunals, agencies or other instrumentalities of any of the foregoing in clauses (a) and (b).

A-3

“Governmental Authorization” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyl, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto, and any applicable comparable state, local and foreign Laws relating to privacy, data security or data protection.

“Indebtedness” means any of the following indebtedness of any Person (whether or not contingent and including all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the Ordinary Course; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all obligations of such Person with respect to vendor advances or any other advances made to such Person; (h) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) any liability or obligation of others guaranteed by, or secured by, any Lien on the assets of, such Person; (j) accrued bonuses; (k) any unsettled amounts payable to any Related Party; (l) any outstanding intercompany liabilities and (m) true-up payments related to development cost overruns in excess of project budget with respect to developed lot takedown agreements. For the avoidance of doubt, Indebtedness shall not include (A) trade payables, accrued expenses, customer deposits or warranty reserves, (B) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, and (C) any endorsement of negotiable instruments for collection in the ordinary course of business.

A-4

“Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided services to either the Company and the Company Subsidiaries or Buyer and its Subsidiaries in the preceding two (2) years.

“Intellectual Property” means all worldwide common Law and statutory rights in, to or associated with: (a) Patents; (b) Trademarks; (c) Internet domain names; (d) Copyrights, including in computer software and databases; (e) registrations and applications for any of the foregoing clauses (a) through (d); (f) trade secrets; and (g) all other intellectual property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, decision, order, decree, writ, injunction or ruling entered or issued by any Governmental Authority.

“Knowledge” as used in this Agreement, whether or not capitalized, means an individual’s actual awareness of a particular fact or other matter without duty of inquiry or investigation. The Parties agree that the fact an individual is deemed a Knowledge party in and of itself does not impose personal liability on such individual. For purposes of this Agreement, (a) Seller’s Knowledge shall mean the Knowledge of Jonathan Claber, Andrew Orosz, Matthew Orosz, Stephen Orosz, and William C. (Colby) Franks (b) Edge Creek Seller’s Knowledge shall mean the Knowledge of Jonathan Claber, (c) SAM Seller’s Knowledge shall mean the Knowledge of Andrew Orosz, Matthew Orosz, Stephen Orosz, and William C. (Colby) Franks and (d) Buyer’s Knowledge shall mean the Knowledge of Michael Forsum, Jed Lowry and Franco Tenerelli, in each case with respect to the foregoing Buyer parties after due inquiry of any law firm or professional service firm that has been engaged on Buyer’s behalf with respect to the transactions contemplated by this Agreement.

“Laws” means any federal, national, provincial, state, local, United States, foreign or other law (both common and statutory law and civil and criminal law), statute, rule, regulation, treaty, ordinance, convention, rule, code, decree, Judgment, writ, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations or restrictions), other order or other requirement or rule of law of any Governmental Authority (including securities Laws or rules or regulations of any United States or foreign securities exchange).

“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), lease, sublease, covenant, condition, restriction, encumbrance, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to equity interests, any option or other right to purchase or any restriction on voting or other rights.

“Losses” means any and all direct or indirect losses, damages, Taxes, liabilities, penalties, fines, amounts paid in settlement, costs and expenses (including reasonable attorneys’ fees and expenses).

A-5

“Material Adverse Effect” means, any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, (a) results in, or could reasonably be expected to result in, a material adverse effect on the business, results of operations, condition (financial or otherwise), prospects, assets, or liabilities of the Company and its Subsidiaries, taken as a whole, except to the extent resulting from: (i) changes or conditions in, or generally affecting, any industry in which the Company or any Company Subsidiary participates or from generally prevailing conditions in global economies, provided that such conditions do not have a materially disproportionate effect or impact on the Company, (ii) the taking of any action required to comply with the terms of this Agreement, (iii) the taking of any action approved or consented to in writing by Parent or Buyer, (iv) legal and regulatory changes relating to COVID-19 or any other endemic or pandemic and government responses thereto, provided that such conditions do not have a materially disproportionate effect or impact on the Company; or (vi) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby or (b) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of such Person to consummate the Transaction.

“Ordinary Course” means in the ordinary course of Business, consistent with past practices.

“Patents” means all worldwide issued patents and pending patent applications, patent disclosures and rights related thereto.

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities Law; (b) any Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the financial statements of the Company accordance with GAAP; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the Real Property so encumbered or the Company and the Company Subsidiaries, taken as a whole; (d) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Real Property which are not violated by the current or planned use and operation of such Real Property; (e) all restrictions, covenants, and obligations (including, without limitation, the obligation to pay assessments) regarding the community development districts disclosed on Section 3.9.3 of the Company Disclosure Schedule, and all community declarations and homeowners’ association disclosed on Section 3.11.18 of the Company Disclosure Schedule; (f) Liens created by this Agreement, in connection with the Transaction or by the actions of Buyer; (g) Liens shown on the title insurance policies of the Company or Company Subsidiaries; but expressly excluding any Indebtedness to be paid off at Closing; and (h) easements, rights of way, restrictions and other similar encumbrances either (x) shown on any title insurance commitment provided by Seller to Buyer prior to Closing in contemplation of the transactions contemplated by this Agreement, or on any title insurance policies of the Company or Company Subsidiaries provided by Seller to Buyer, or (y) that do not (A) materially and adversely affect title to any applicable Company assets more than to a de minimis extent, (B) materially and adversely detract from the value of any applicable Company assets or (C) materially and adversely impair the current or proposed use of any applicable Company assets.

A-6

“Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Authority.

“Post-Closing Straddle Period” means the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period.

“Pre-Closing Straddle Period” means the portion of the Straddle Period that extends before the Closing Date through the Closing Date.

“Pre-Closing Tax Period” means any period ending on or before (and including) the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pro Rata Portion” means with respect to each Seller, the percentage set forth opposite such Seller’s name on Exhibit B.

“Proceeding” means any action, arbitration, audit, hearing, inquiry, proceeding, audit, examination, charge, demand, notice of violation, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or GSSMME or arbitrator.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Related Party” means (a) any officer, director, employee, stockholder or Affiliate of any of the Company or any Company Subsidiary; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

A-7

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Entities or GSSMMEs, including those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding equity interests or other ownership interests having voting power to elect a majority of the board of directors, managers or trustees of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, equity interests or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, or other entity have or might have voting power by reason of the happening of any contingency) and, for this purpose, a Person owns more than fifty percent (50%) of the outstanding equity interests or other ownership interests (other than a corporation) if such Person shall be allocated more than fifty percent (50%) of such entity’s gains or Losses or shall be or control any managing director or general partner of such entity.

“Target Working Capital” means an amount equal to $46,059,369.00.

“Tax” or “Taxes” means all federal, state, local or foreign income taxes (including any tax on or based upon net income, gross income or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, transaction privilege, ad valorem, transfer, franchise, speculative builder, license, equity interest, escheat, withholding, social security, unemployment, disability, or windfall profit taxes, alternative or add-in minimum taxes, or other taxes of any kind whatsoever, together with any interest and any penalties and additions to tax, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Agreement” means a Tax sharing agreement, Tax allocation agreement, Tax indemnity or other agreement, the principal purpose of which is the sharing or allocation of, or indemnification for, Taxes.

A-8

“Tax Return” means all federal, state, local, provincial and foreign return, declaration, report, or information return or statement relating to Taxes, including any schedules and amendments thereto filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the assessment, imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names or corporate names.

“Transaction Documents” means this Agreement, the Company Disclosure Schedule, the Seller Disclosure Schedule, and the other agreements, certificates, schedules and documents contemplated by or delivered or executed by the Parties in connection with this Agreement, including the Buyer Transaction Documents, the Company Transaction Documents and the Seller Transaction Documents.

“Transaction Expenses” means, without duplication, the sum of any fees, costs and expenses incurred or to be incurred, directly or indirectly, by the Company or any Company Subsidiary in connection with the drafting, negotiation, execution, delivery of this Agreement and the other Transaction Documents and the performance and consummation of the Transaction, whether paid or payable, including (a) fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other Representatives and consultants, appraisal fees, costs and expenses, and fees, costs and expenses related to obtaining requisite consents, approvals or waivers, (b) any transaction bonuses, retention payments or change of control payments or other extraordinary compensation paid or payable by the Company or any Company Subsidiary to a service provider of the Company or any Company Subsidiary (including Sellers) in connection with the drafting, negotiation, execution, delivery of this Agreement and the other Transaction Documents and the performance and consummation of the Transaction (including any payments pursuant to “double-trigger” arrangements resulting in payments and/or benefits provided upon a termination of employment on or following the consummation of the Closing), any other extraordinary compensation paid or payable by the Company or any Company Subsidiary to a service provider of the Company or any Company Subsidiary, and the employer portion of any employment Taxes that are incurred by the Company or any Company Subsidiary in connection with the payment of any amounts described in this subclause (b), and (c) the value or amount of any distributions of assets (including cash) of the Company or any Company Subsidiary made in connection with the execution of this Agreement to Sellers or any of their respective Affiliates or other related parties of Sellers.

“Transfer” means the sale, assignment, lease, transfer or conveyance or the applicable asset or any interest, whether legal or beneficial, in such asset, whether voluntary, involuntary, by operation of law or otherwise.

“Treasury Regulations” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

A-9

“Working Capital” means, as of any date of determination, the excess of the Company’s total current assets on a consolidated basis as of such date over the Company’s total current liabilities, determined in accordance with GAAP and, solely to the extent consistent with GAAP, consistent with past practices of the Company (except as otherwise provided in this definition and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby); provided that the definition of “Working Capital” shall not include (a) the Transaction Expenses, (b) any Tax deductions, Tax refund receivables, reduction in Tax liabilities or other Tax benefits to the Company related to the transactions contemplated by this Agreement, or (c) the assets and liabilities set forth in Section A-1 of the Company Disclosure Schedule.

Other capitalized terms defined elsewhere in the Agreement and not defined in this Exhibit A will have the meanings assigned to such terms in this Agreement in the sections referenced below.

Term	Section
Accountants	Section 5.7
Acquisition Contracts	Section 3.11.2
Adjustment Amount	Section 1.4.5
Agreement	Preamble
Buyer	Preamble
Buyer Party	Article 4
Buyer Indemnified Party	Section 7.1
Cap	Section 7.5.1
CCRs	Section 3.11.10
Closing	Section 1.1
Closing Date	Section 1.1
Closing Statement	Section 1.4.2
Closing Transaction Expenses	Section 1.4.2
Commission	Section 7.5.1
Company	Preamble
Company-Level Indebtedness	Section 5.8.1
Company Subsidiary	Section 3.5.1
Competing Transaction	Section 5.6
Company Transaction Documents	Section 3.2
Competing Transaction	Section 5.6
Determination Date	Section 1.4.4
Disputed Items	Section 1.4.3
Estimated Closing Statement	Section 1.4.1
Estimated Closing Transaction Expenses	Section 1.4.1

Exception Claim	Section 7.3.2(a)
Financial Statements	Section 3.8
Homeowners Association	Section 3.11.10
Indemnified Party	Section 7.3.1
Indemnifying Party	Section 7.3.1
Interests	Recitals
Landbank Option Agreements	Section 7.9

A-10

Landbanker	Section 7.9
Landbank Transaction	Section 7.9
Landbank Transaction Premium	Section 7.9
Legacy Homes	Section 3.11.21
Latest Balance Sheet	Section 3.8
Latest Balance Sheet Date	Section 3.8
Leased Real Property	Section 3.11.3
Legacy Homes	Section 3.13
Listed Policy	Section 3.13
Material Contracts	Section 3.12.1
Most Recent Fiscal Year End	Section 3.8
Open Claims	Section 7.9
Owned Real Property	Section 3.11.1
Parent	Preamble
Party	Preamble
Payoff Amount	Section 3.9.1
Permit	Section 3.14
Pre-Closing Tax Refund	Section 5.5.3
Prevailing Party	Section 1.5.2
Purchase Price Allocation Schedule	Section 5.5.5(a)
Real Property	Section 3.11.3
Real Property Leases	Section 3.11.3
Representation Letter	Section 5.8
Resolution Period	Section 1.4.3
Scheduled Intellectual Property	Section 3.15.1
Seller Indemnified Party	Section 7.2
Seller Transaction Documents	Section 2.1
Shortfall Amount	Section 1.4.5
Statement Dispute Notice	Section 1.4.3
Subsidiary Equity Interest	Section 3.5.2
Survival Date	Section 7.4
Tax Contest	Section 5.5.2
Termination Date	Section 8.1.5
Third-Party Claim	Section 7.3.2
Threshold	Section 7.5.1
Transaction	Recitals
Unpaid Reduction Amount	Section 7.9
Unresolved Items	Section 1.4.4

A-11

EXHIBIT B
INTERESTS

Seller	Percentage Membership Interests of the Company
SAM Building Partners, LLC	75%
Edge Creek Ventures, LLC	25%

B-1